Exhibit 10.25

ASSET EXCHANGE AGREEMENT

between

EMMIS RADIO, LLC
EMMIS RADIO LICENSE, LLC

and

BONNEVILLE INTERNATIONAL CORPORATION
BONNEVILLE HOLDING COMPANY

January 14, 2005

TABLE OF CONTENTS

RECITALS		1
ARTICLE I. TERMINOLOGY		2
1.1	Defined Terms	2
1.2	Additional defined Terms	6
ARTICLE II. EXCHANGE OF ASSETS		8
2.1	Description of Exchange Assets	8
2.2	Excluded Assets	11
2.3	Emmis Entities’ Assumption of Liabilities	14
2.4	Bonneville Entities’ Assumption of Liabilities	14
2.5	Exchange of Assets; Boot and Noncompete Payments	16
2.6	Asset Values and 1031 Schedules	16
2.7	Proration Adjustment	17
2.8	Accounts Receivable	20
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE EMMIS ENTITIES		21
3.1	Organization, Good Standing and Requisite Power	21
3.2	Authorization and Binding Effect of Documents	21
3.3	Absence of Conflicts	22
3.4	Consents	22
3.5	Emmis Assets; Title	22
3.6	Emmis FCC Licenses	23
3.7	Station Agreements	24
3.8	Tangible Personal Property	26
3.9	Emmis Real Property	26
3.10	Intellectual Property	29
3.11	Emmis Stations Financial Condition	29
3.12	Absence of Certain Changes or Events	30
3.13	Litigation	31
3.14	Labor Matters	31
3.15	Employee Benefit Plans	32
3.16	Compliance with Law	33
3.17	[INTENTIONALLY OMITTED]	34
3.18	Environmental Matters	34
3.19	Broker’s or Finder’s Fees	35
3.20	Insurance	35
3.21	Transactions with Affiliates	35
3.22	Emmis Entities’ Qualification	36
3.23	WARN Act	36
3.24	Certain Information Regarding Emmis Entities	36
3.25	Exclusivity of Representations	37
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BONNEVILLE ENTITIES		37
4.1	Organization, Good Standing and Requisite Power	37
4.2	Authorization and Binding Effect of Documents	37
4.3	Absence of Conflicts	38

i

4.4	Consents	38
4.5	Bonneville Assets; Title	38
4.6	Bonneville FCC Licenses	39
4.7	Station Agreements	40
4.8	Tangible Personal Property	42
4.9	Bonneville Real Property	42
4.10	Intellectual Property	44
4.11	WLUP Financial Condition	44
4.12	Absence of Certain Changes or Events	45
4.13	Litigation	46
4.14	Labor Matters	46
4.15	Employee Benefit Plans	47
4.16	Compliance with Law	48
4.17	[INTENTIONALLY OMITTED]	48
4.18	Environmental Matters	48
4.19	Broker’s or Finder’s Fees	50
4.20	Insurance	50
4.21	Transactions with Affiliates	50
4.22	Bonneville Entities’ Qualification	50
4.23	WARN Act	51
4.24	Exclusivity of Representations	51
ARTICLE V. OTHER COVENANTS		52
5.1	Conduct of Each Station’s Business Prior to the Closing Date	52
5.2	Notification of Certain Matters	54
5.3	HSR Filings	54
5.4	FCC Filing	54
5.5	Title; Additional Documents	55
5.6	Consents	55
5.7	Inspection and Access; Financial Information	56
5.8	Confidentiality	56
5.9	Publicity	56
5.10	Material Adverse Effect	57
5.11	Commercially Reasonable Efforts	57
5.12	FCC Reports and Applications	57
5.13	Tax Returns and Payments	57
5.14	No Solicitation	57
5.15	Audited Financial Statements	57
5.16	Disclosure Schedules	58
5.17	Bulk Sales Law	59
5.18	Multi-Station Agreements	59
5.19	Noncompete Covenant	59
5.20	Cooperation on Third Party Exchange	60
5.21	South Mountain Sublicense Agreement	60
5.22	Option Agreement for WLUP Auxiliary Antenna	61
5.23	Transition Services Agreements	61
5.24	John Hancock Sublicense Agreement	61

5.25	Shared Fire Alarm System	62
5.26	Remediation	62
5.27	Emmis Station Interference	62
5.28	Release Regarding Mark	62
ARTICLE VI. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE EMMIS ENTITIES TO CLOSE		63
6.1	Accuracy of Representations and Warranties; Closing Certificate	63
6.2	Performance of Agreement	63
6.3	FCC Order	63
6.4	HSR Act	64
6.5	Opinions of Bonneville Entities’ Counsel	64
6.6	Required Consents	64
6.7	Delivery of Closing Documents	65
6.8	No Adverse Proceedings	65
6.9	Settlement Statement	65
6.10	Concurrent Conveyances	65
ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BONNEVILLE ENTITIES TO CLOSE		65
7.1	Accuracy of Representations and Warranties; Closing Certificate	65
7.2	Performance of Agreement	66
7.3	FCC Order	66
7.4	HSR Act	66
7.5	Opinions of Emmis Entities’ Counsel	66
7.6	Required Consents	67
7.7	Delivery of Closing Documents	67
7.8	No Adverse Proceedings	67
7.9	Concurrent Conveyances	67
7.10	Real Property Matters	68
ARTICLE VIII. CLOSING		69
8.1	Time and Place	69
8.2	Deliveries by the Bonneville Entities	70
8.3	Deliveries by the Emmis Entities	71
ARTICLE IX. INDEMNIFICATION		72
9.1	Survival	72
9.2	Indemnification by the Emmis Entities	72
9.3	Indemnification by the Bonneville Entities	73
9.4	Administration of Indemnification	74
9.5	Mitigation and Limitation of Damages	76
ARTICLE X. TERMINATION		76
10.1	Right of Termination	76
10.2	Obligations Upon Termination	76
10.3	Termination Notice	77
10.4	Single Party	77
ARTICLE XI. CONTROL OF STATIONS		77
ARTICLE XII. EMPLOYMENT MATTERS		77
12.1	WLUP Employees	77

12.2	Emmis Stations’ Employees	77
ARTICLE XIII. MISCELLANEOUS		78
13.1	Further Actions	78
13.2	Payment of Expenses	78
13.3	Specific Performance	78
13.4	Notices	79
13.5	Entire Agreement	80
13.6	Binding Effect; Benefits	80
13.7	Assignment	80
13.8	Governing Law	80
13.9	Amendments and Waivers	81
13.10	Severability	81
13.11	Headings	81
13.12	Counterparts	81
13.13	References	81
13.14	Schedules and Exhibits	81
13.15	Joint and Several Liability	82
13.16	Bonneville Entities Not Responsible for Emmis Entities’ Actions Under Chicago TBA	82
13.17	Emmis Entities Not Responsible for Bonneville Entities’ Actions Under Phoenix TBA	82

SCHEDULES

Emmis Entities:
Schedule 2.2(m)	Certain Emmis Excluded Assets
Schedule 3.3	Absence of Conflicts
Schedule 3.5(b)	Liens to be Released Prior to Closing
Schedule 3.6	FCC Licenses
Schedule 3.7(a)	Trade Agreements
Schedule 3.7(b)	Station Agreements
Schedule 3.7(c)	Affiliate Agreements
Schedule 3.7(d)	Station Agreements Details
Schedule 3.8	Tangible Personal Property
Schedule 3.9	Real Property Interests
Schedule 3.10	Intellectual Property
Schedule 3.11	Emmis Stations Statements
Schedule 3.12	Absence of Certain Changes or Events
Schedule 3.13	Litigation
Schedule 3.14(a)	Labor Matters
Schedule 3.14(b)	Union Matters
Schedule 3.14(c)	List of Employees
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Compliance with Law
Schedule 3.18	Environmental Matters
Schedule 3.19	Broker’s or Finder’s Fees
Schedule 3.21	Transactions with Affiliates
Schedule 3.22	Emmis Entities’ Qualification
Schedule 5.4(c)	Changes in Association of FCC Licenses
Bonneville Entities:
Schedule 2.1(b)(i)	Studio Equipment Included in Bonneville Assets
Schedule 2.2(l)	Certain Bonneville Excluded Employees
Schedule 4.3	Absence of Conflicts
Schedule 4.5(b)	Liens to be Released Prior to Closing
Schedule 4.6	FCC Licenses
Schedule 4.7(a)	Trade Agreements
Schedule 4.7(b)	Station Agreements
Schedule 4.7(c)	Affiliate Agreements
Schedule 4.7(d)	Station Agreement Details
Schedule 4.8	Tangible Personal Property
Schedule 4.9	Real Property Interests
Schedule 4.10	Intellectual Property
Schedule 4.11	WLUP Statements

v

Schedule 4.12	Absence of Certain Changes or Events
Schedule 4.13	Litigation
Schedule 4.14(a)	Labor Matters
Schedule 4.14(b)	Union Matters
Schedule 4.14(c)	List of Employees
Schedule 4.15	Employee Benefit Plans
Schedule 4.16	Compliance with Law
Schedule 4.18	Environmental Matters
Schedule 4.19	Broker’s or Finder’s Fees
Schedule 4.21	Transactions with Affiliates
Schedule 4.22	Bonneville Entities’ Qualification
EXHIBITS
Exhibit A	South Mountain Sublicense Agreement
Exhibit B	WLUP Auxiliary Antenna Option Agreement
Exhibit C	Phoenix Transition Services Agreement
Exhibit D	Chicago Transition Services Agreement
Exhibit E	John Hancock Sublicense Agreement

ASSET EXCHANGE AGREEMENT

     THIS ASSET EXCHANGE AGREEMENT (the “Agreement”), dated as of January 14, 2005, is between EMMIS RADIO, LLC, an Indiana limited liability company (“Emmis Operating”), and EMMIS RADIO LICENSE, LLC, an Indiana limited liability company (“Emmis License”, and together with Emmis Operating, the “Emmis Entities”); and BONNEVILLE INTERNATIONAL CORPORATION, a Utah corporation (“Bonneville International”), and BONNEVILLE HOLDING COMPANY, a Utah corporation (“Bonneville Holding”, and together with Bonneville International, the “Bonneville Entities”).

RECITALS

     WHEREAS, Emmis Operating operates radio stations KKLT (FM) (“KKLT”), KTAR (AM) (“KTAR”) and KMVP (AM) (“KMVP”), each licensed to Phoenix, Arizona (collectively, the “Emmis Stations”), and Emmis License holds the broadcast licenses used in the operation of the Emmis Stations;

     WHEREAS, Bonneville International operates radio station WLUP-FM (“WLUP”) licensed to Chicago, Illinois, and Bonneville Holding holds the broadcast licenses used in the operation of WLUP;

     WHEREAS, Emmis Operating, Bonneville International and Bonneville Holding have entered into a Time Brokerage Agreement (the “Chicago TBA”) dated November 30, 2004, pursuant to which Emmis Operating is now purchasing airtime and providing programming on WLUP;

     WHEREAS, Bonneville International, Emmis Operating, and Emmis License have entered into a Time Brokerage Agreement (the “Phoenix TBA”) dated November 30, 2004, pursuant to which Bonneville International is now purchasing airtime and providing programming on the Emmis Stations;

     WHEREAS, subject to the terms and conditions of this Agreement, the Emmis Entities and the Bonneville Entities desire that (i) the Emmis Entities convey to the Bonneville Entities all of the Emmis Entities’ right, title and interest in substantially all the assets of the Emmis Stations, and (ii) the Bonneville Entities convey to the Emmis Entities all of the Bonneville Entities’ right, title and interest in certain of the assets of WLUP and, in addition, pay to the Emmis Entities $66,000,000; and

     WHEREAS, (i) Emmis Operating desires that its conveyance to and receipt from Bonneville International of like-kind assets as contemplated by this Agreement will, with respect to Emmis Operating, constitute like-kind exchanges qualifying for nonrecognition of gain treatment for Emmis Operating to the extent permitted under Section 1031 of the Code (as defined below); (ii) Bonneville International desires that its conveyance to and receipt from Emmis Operating of like-kind assets as contemplated by this Agreement will, with respect to Bonneville International, constitute like-kind exchanges qualifying for nonrecognition of gain

SIGNATURE PAGE TO ASSET EXCHANGE AGREEMENT

treatment for Bonneville International to the extent permitted under Section 1031 of the Code; (iii) Emmis License desires that its conveyance to and receipt from Bonneville Holding of like-kind assets as contemplated by this Agreement will, with respect to Emmis License, constitute like-kind exchanges qualifying for nonrecognition of gain treatment for Emmis License to the extent permitted under Section 1031 of the Code; and (iv) Bonneville Holding desires that its conveyance to and receipt from Emmis License of like-kind assets as contemplated by this Agreement will, with respect to Bonneville Holding, constitute like-kind exchanges qualifying for nonrecognition of gain treatment for Bonneville Holding to the extent permitted under Section 1031 of the Code; and

     WHEREAS, upon and subject to the terms and conditions set forth in this Agreement, the Bonneville Entities desire that the Emmis Entities grant, and the Emmis Entities agree to grant, a covenant not to compete, for which the Bonneville Entities will pay additional consideration of $4,000,000.

     NOW THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the Parties hereto agree as follows:

ARTICLE I.
TERMINOLOGY

     1.1.Defined Terms.

     As used herein, the following terms have the meanings indicated:

     Affiliate: With respect to any specified Person, another Person which, directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

     Assumed Obligations: Either the Emmis Assumed Obligations or the Bonneville Assumed Obligations.

     Benefit Plans: With respect to each Station of a Transferring Party, all compensation or benefit plans, policies, practices, arrangements and agreements covering any of the Transferring Party’s current or former employees now or previously employed at the Station, or the beneficiaries or dependents of any such employees or former employees, that are or have been established or maintained and are currently in effect, or to which contributions are being made by the Transferring Party or by any other trade or business, whether or not incorporated, that is or has been treated as a single employer together with the Transferring Party under Section 414 of the Code (such other trades and businesses referred to collectively as the “Related Persons”) or to which the Transferring Party or any Related Person is obligated to contribute, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements.

     Bonneville Assets: The Bonneville Operating Assets and the Bonneville FCC Licenses collectively, but excluding the Bonneville Excluded Assets.

     Bonneville Excluded Assets: The assets excluded from the Bonneville Operating Assets pursuant to Section 2.2.

     Bonneville Operating Assets: All of the tangible and intangible assets used or held for use in the operation of WLUP, other than the Bonneville FCC Licenses and the Bonneville Excluded Assets.

     Chicago TBA Contracts: The contracts and agreements that Bonneville International assigned to Emmis Operating pursuant to the Chicago TBA.

     Chicago TBA Effective Date: December 1, 2004.

     Code: The Internal Revenue Code of 1986, as amended, together with all regulations and rulings thereunder by any governmental authority.

     Documents: This Agreement, all Exhibits and Schedules to this Agreement, the Chicago TBA, the Phoenix TBA and each other agreement, side letter, certificate or instrument executed and delivered in connection with this Agreement.

     Emmis Assets: The Emmis Operating Assets and the Emmis FCC Licenses collectively, but excluding the Emmis Excluded Assets.

     Emmis Excluded Assets: The assets excluded from the Emmis Operating Assets pursuant to Section 2.2.

     Emmis Operating Assets: All of the tangible and intangible assets used or held for use in the operation of the Emmis Stations, other than the Emmis FCC Licenses and the Emmis Excluded Assets.

     Exchange Assets: When used with respect to the Emmis Entities as the Transferring Party, the Emmis Assets; and when used with respect to the Bonneville Entities as the Transferring Party, the Bonneville Assets.

     ERISA: Employee Retirement Income Security Act of 1974, as amended.

     FCC: Federal Communications Commission.

     FCC Licenses: The licenses, permits and other authorizations issued by the FCC (including associated call signs), all applications for modification, extension or renewal thereof, and any applications pending for any new licenses, permits or authorizations.

     FCC Order: The order or decision of the FCC (or its delegatee) granting its consent to the assignment of all the Emmis FCC Licenses to Bonneville Holding and the assignment of all the Bonneville FCC Licenses to Emmis License.

     Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

     GAAP: Generally accepted accounting principles as in effect for the United States of America as of the date of this Agreement.

     KKFR: Radio station KKFR(FM) in Phoenix, Arizona.

     Knowledge (or any derivative thereof): (i) In the case of the Emmis Entities, only the actual knowledge of the current or former President, Chief Executive Officer, or Chief Financial Officer of Emmis, any other current or former employee of Emmis designated as “vice president” or any higher office, any officer of the Emmis Entities, and the General Manager, Sales Manager or Chief Engineer of any Emmis Station; and (ii) in the case of the Bonneville Entities, only the actual knowledge of the President, Chief Executive Officer, or Chief Financial Officer of either Bonneville Entity, any other current or former employee of either Bonneville Entity designated as corporate “vice president,” a “group vice president,” any higher office or a “vice president” of the WLUP division, any other corporate officer of either Bonneville Entity, and the General Manager, Sales Manager or Chief Engineer of WLUP; provided, however, that any reference to a “former” employee or officer herein will mean only those persons whose employment with an Emmis Entity or a Bonneville Entity has been terminated since January 1, 2004.

     Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records.

     Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security interest or other similar adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind (including any liens of the Pension Benefit Guaranty Corporation, Internal Revenue Service or any governmental agency), whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale, financing lease or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

     Loss: With respect to any Person, any and all losses, costs, obligations, Liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorney fees, whether or not arising out of a third party claim.

     Material Adverse Condition: A condition which would adversely affect or impair, in any material respect, the right of a Recipient Party to the ownership, use, control or operation of any Station to be transferred to the Recipient pursuant to this Agreement; provided, however, that any condition which requires (i) that the Recipient Party or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (ii) that a Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of such Station, will not be a Material Adverse Condition.

     Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations, in the case of the Emmis Stations, of the Emmis Stations taken as a whole, and in the case of WLUP, of WLUP, except in either case for any such effect resulting from (i) general economic conditions applicable to the radio broadcast industry, (ii) general conditions in the markets in which the applicable Station or Stations operate, or (iii) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay.

     Party: Unless otherwise required by the context, the Bonneville Entities on the one hand and the Emmis Entities on the other hand.

     Permitted Lien: (i) Any Lien arising solely by statute (including encumbrances of a landlord) which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the applicable Station’s business; (ii) Liens (other than with respect to real estate) arising in connection with operating leases (but not as to financing leases) under the terms of any Station Agreement; (iii) with respect to Emmis Real Property only, the Liens identified on Schedule 3.9 under the heading “Certain Permitted Liens”; (iv) with respect to tangible Bonneville Assets only, the Liens identified on Schedule 4.5(b) under the heading “Certain Permitted Liens”; (iv) such other Liens on the Emmis Assets as approved by the Bonneville Entities in writing, which approval will not be unreasonably withheld, conditioned or delayed; and (v) such other Liens on the Bonneville Assets as approved by the Emmis Entities in writing, which approval will not be unreasonably withheld, conditioned or delayed.

     Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     Phoenix TBA Contracts: The contracts and agreements that Emmis Operating assigned to Bonneville International pursuant to the Phoenix TBA.

     Phoenix TBA Effective Date: December 1, 2004.

     Recipient Party: When used in relation to the Bonneville Entities as the Transferring Party, the Emmis Entities (or Emmis Operating or Emmis License, as the case may be); and when used in relation to the Emmis Entities as the Transferring Party, the Bonneville Entities (or Bonneville International or Bonneville Holding, as the case may be).

     Station, each Station, the Station, a Station or any Station: When used in reference to the Bonneville Entities as the Transferring Party, WLUP; and when used in reference to the Emmis Entities as the Transferring Party, any of the Emmis Stations.

     Station Agreements: The Emmis Station Agreements or Bonneville Stations Agreements, as the case may be.

     Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

     Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

     TBA: Either the Chicago TBA or the Phoenix TBA.

     Trade Agreements: Emmis Station Agreements or Bonneville Station Agreements, as the case may be, providing for the sale of time on a Station for other than monetary consideration.

     Transfer Taxes: All sales, use, conveyance, recording and other similar transfer taxes and fees applicable to, imposed upon or arising out of the conveyance by the Transferring Party and the receipt by the Recipient of Exchange Assets whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon. Transfer Taxes will in no event include any net or gross income taxes.

     Transferring Party: Either (i) the Emmis Entities collectively in their capacity as the transferors of the Emmis Assets under this Agreement, or (ii) the Bonneville Entities collectively in their capacity as the transferors of the Bonneville Assets under this Agreement.

     1.2. Additional Defined Terms.

     As used herein, the following terms have the meanings defined in the introduction, recitals or section indicated below:

Acquisition Proposal	Section 5.14
Act	Section 3.6(b)
Adjustment Amount	Section 2.7(a)

Agreement	Preamble
Arbitrating Firm	Section 2.7(e)
AZPB Agreement	Section 2.2(m)
Bonneville Assumed Obligations	Section 2.4(c)
Bonneville Benefit Plan	Section 4.15(a)
Bonneville Boot Payment	Section 2.5(b)
Bonneville Cap	Section 9.2(b)
Bonneville Entities	Preamble
Bonneville Entities’ Loss	Section 9.2(a)
Bonneville FCC Licenses	Section 4.6(a)
Bonneville Holding	Preamble
Bonneville Intellectual Property	Section 2.1(b)(iv)
Bonneville International	Preamble
Bonneville Leased Real Property	Section 4.9(b)
Bonneville Real Property Lease	Section 4.9(b)
Bonneville Station Agreements	Section 2.1(b)(iii)
Bonneville Threshold	Section 9.2(b)
CERCLA	Section 3.18(f)
Chicago TBA	Recitals
Chicago Transition Services Agreement	Section 5.23(b)
Closing	Section 8.1
Closing Date	Section 8.1
Collection Period	Section 2.8(a)
Commitments	Section 7.10(a)(ii)
Dispute Notice	Section 2.7(d)
Emmis	Section 5.15
Emmis Assumed Obligations	Section 2.3(v)
Emmis Benefit Plan	Section 3.15(a)
Emmis Cap	Section 9.3(b)
Emmis Entities	Preamble
Emmis Entities’ Loss	Section 9.3(a)
Emmis FCC Licenses	Section 3.6(a)
Emmis Intellectual Property	Section 2.1(a)(v)
Emmis License	Preamble
Emmis Operating	Preamble
Emmis Leased Real Property	Section 3.9(d)
Emmis Owned Real Property	Section 3.9(d)
Emmis Real Property	Section 2.1(a)(ii)
Emmis Real Property Lease	Section 3.9(c)
Emmis Station Agreements	Section 2.1(a)(iv)
Emmis Stations	Recitals
Emmis Stations Statements	Section 3.11
Emmis Threshold	Section 9.3(b)
Excluded Assets	Section 2.2
FTC	Section 3.22
Final Proration Notice	Section 2.7(d)

HSR Act	Section 5.3
HSR Filings	Section 5.3
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
John Hancock Sublicense Agreement	Section 5.24
KKLT	Recitals
KMVP	Recitals
KTAR	Recitals
KTAR Easements	Section 3.9(c)
KTAR Easement Agreements	Section 3.9(c)
Multiemployer Plan	Section 3.15(c)
Multi-Station Agreement	Section 5.18(a)
Noncompete Payment	Section 5.19(b)
Phoenix TBA	Recitals
Phoenix Transition Services Agreement	Section 5.23(a)
Preliminary Adjustment Report	Section 2.7(d)
Retained Receivables	Section 2.8(a)
South Mountain Sublicense Agreement	Section 5.21
Survival Period	Section 9.1
WLUP	Recitals
WLUP Auxiliary Antenna Option Agreement	Section 5.22
WLUP Statements	Section 4.11

ARTICLE II.
EXCHANGE OF ASSETS

2.1 Description of Exchange Assets.

     (a) Emmis Assets. Upon and subject to the terms and conditions of this Agreement and as set forth in Section 2.5, and except to the extent already effected pursuant to the Phoenix TBA, the Emmis Entities will assign, transfer and convey to the Bonneville Entities all of the Emmis Entities’ right, title and interest in, to and under the Emmis Assets, which will include any right, title and interest in, to and under the following assets and properties of the Emmis Entities:

          (i) Tangible Personal Property. All transmitter equipment and transmission lines, antennas and other broadcast equipment and related spare parts used or held for use principally in the operation of any of the Emmis Stations (including the tower, community antenna, and transmitter building used by KKLT and KKFR on South Mountain, Phoenix, Arizona, but excluding any transmitter equipment, transmission lines, or broadcast equipment used or held for use principally in the operation of radio station KKFR); all studio equipment, office equipment, office furniture, fixtures, rolling stock, materials and supplies, inventories, spare parts and other tangible personal property, including all promotional, sales, marketing and format-specific programming materials, supplies, inventories and property, used or held for use principally in the operation of any of the Emmis Stations; all computer hardware and software used or held for use principally in the operation of any Emmis Station’s traffic, automation, continuity, information technology (network, email, print, file, etc.) and office business systems; all personal and notebook computers (and the software and content thereon) used by those employees of the Emmis Stations hired by Bonneville International pursuant to the Phoenix TBA; the tangible personal property otherwise listed on Schedule 3.8; and in each case, such modifications, replacements, improvements and additional items, and subject to such deletions, made between the date of this Agreement and the Closing Date with respect to the foregoing tangible personal property of the Emmis Entities in compliance with this Agreement and the Phoenix TBA.

          (ii) Real Property. The real property listed on Schedule 3.9 for the Emmis Stations, including in each case the Emmis Entity’s interest in all structures, fixtures and improvements on such real property, all easements or other appurtenances for the benefit of such real property; and such additional fixtures, improvements and interests in real property made or acquired between the date of this Agreement and the Closing Date and used or held for use by the Emmis Entities principally in the operation of any Emmis Station (collectively, the “Emmis Real Property”).

          (iii) Permits. The FCC Licenses and all other governmental permits, licenses and authorizations (including any renewals, extensions, amendments or modifications thereof or applications therefor) that are listed on Schedule 3.6, and any other governmental permits, licenses or authorizations, whether now held or subsequently obtained on or before the Closing Date, that are necessary for or principally related to the operation of any Emmis Station.

          (iv) Station Agreements. All contracts, leases (including, but not limited to, real estate leases, use licenses, or occupancy agreements), agreements, commitments and other arrangements, and any amendments or modifications, used or held for use in the operation of the Emmis Stations as of the date of this Agreement (including, but not limited to, those listed on Schedules 3.7(a), 3.7(b) or 3.9 unless expressly designated as an “excluded” Station Agreement on such Schedules), or made or entered into by any Emmis Entity between the date of this Agreement and the Closing Date in compliance with this Agreement and the Phoenix TBA and used or held for use in the operation of any Emmis Station (collectively, the “Emmis Station Agreements”).

          (v) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the applicable call letters, telephone numbers (to the extent transferable), internet addresses, email addresses, websites and domain names, web-site content, inventions, and any other proprietary material, process, trade secret or trade right principally used in the operation of any Emmis Station, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 3.10; and any additional such items acquired between the date of this Agreement and the Closing Date and used or held for use principally in the operation of any Emmis Station; and all goodwill associated with any of the foregoing, if any (collectively, the “Emmis Intellectual Property”).

          (vi) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers, journals, data, plans, maps, engineering records, technical drawings and FCC applications principally pertaining to, or principally used or held for use in, the operation of any Emmis Station, including, but not limited to, computer-readable disk or tape copies of any of such items stored on computer disks or tapes.

          (vii) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1(a) and now or before the Closing owned or used or held for use principally in connection with the operation of any Emmis Station.

     (b) Bonneville Assets. Upon and subject to the terms and conditions of this Agreement and as set forth in Section 2.5, and except to the extent already effected pursuant to the Chicago TBA, the Bonneville Entities will assign, transfer and convey to the Emmis Entities all of the Bonneville Entities’ right, title and interest in, to and under the Bonneville Assets, which will include any right, title and interest in, to and under the following assets and properties of the Bonneville Entities:

          (i) Tangible Personal Property. That certain studio equipment identified on Schedule 2.1(b)(i); all rolling stock, transmitter equipment and related spare parts, and transmission lines used or held for use principally in the operation of WLUP; all promotional, sales, marketing and format-specific programming materials, supplies, inventories, and property of that type used or held for use principally in the operation of WLUP; all personal and notebook computers (and the software and content thereon) used by those employees of WLUP hired by Emmis Operating pursuant to the Chicago TBA; and in each case, such modifications, replacements, improvements and additional items, and subject to such deletions, made between the date of this Agreement and the Closing Date with respect to the foregoing tangible personal property of WLUP in compliance with this Agreement and the Chicago TBA.

          (ii) Permits. The FCC Licenses and all other governmental permits, licenses and authorizations (including any renewals, extensions, amendments or modifications thereof or applications therefor) that are listed on Schedule 4.6, and any other governmental permits, licenses or authorizations, whether now held or subsequently obtained on or before the Closing Date, that are necessary for or principally related to the operation of WLUP.

          (iii) Station Agreements. All contracts, leases (including, but not limited to, real estate lease, use licenses or occupancy agreements), agreements, commitments and other arrangements, and any amendments or modifications, used or held for use in the operation of WLUP as of the date of this Agreement (including, but not limited to, those listed on Schedules 4.7(a), 4.7(b), or 4.9 unless expressly designated as an “excluded” Station Agreement on such Schedules), or made or entered into by a Bonneville Entity between the date of this Agreement and the Closing Date in compliance with this Agreement and the Chicago TBA and used or held for use in the operation of WLUP (collectively, the “Bonneville Station Agreements”).

          (iv) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the applicable call letters, telephone numbers (to the extent transferable), internet addresses, email addresses, website and domain names, web-site content, inventions, and any other proprietary material, process, trade secret or trade right principally used by the Bonneville Entities in the operation of WLUP, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 4.10; any additional such items acquired between the date of this Agreement and the Closing Date and used or held for use principally in the operation of WLUP; and all goodwill associated with any of the foregoing, if any (collectively, the “Bonneville Intellectual Property”).

          (v) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers, journals, data, plans, maps, engineering records, technical drawings and FCC applications principally pertaining to, or principally used or held for use in, the operation of WLUP, including, but not limited to, computer-readable disk or tape copies of any of such items stored on computer disks or tapes.

          (vi) Miscellaneous Assets. That portion of Bonneville International’s membership interest in FM Broadcasters, LLC relating to WLUP (a 12.5% interest); and any other intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 (b) and now or before the Closing owned or used or held for use principally in connection with the operation of such Station, including but not limited to all goodwill of such Station, if any.

     (c) For purposes of this Section 2.1 and Section 2.2, when used with respect to the identification of any asset of any Station or Stations, the phrase “used or held for use principally”, means that such asset has been used or is held for use in the operation of such Station or Stations (individually or collectively) in greater part or other appropriate measure than any station or stations not being sold pursuant to this Agreement.

     2.2 Excluded Assets.

     Notwithstanding any provision of this Agreement to the contrary, the Exchange Assets of each Transferring Party will not include the following assets or property (the “Excluded Assets”):

     (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposit, securities, cash deposits made on behalf of any Station of the Transferring Party to secure contract obligations (except to the extent the Transferring Party receives a credit therefor in determining the Adjustment Amount under Section 2.7), and all accounts receivable (other than non-cash receivables under Trade Agreements of the Transferring Party) for services performed or for goods sold or delivered by any Station of the Transferring Party prior to the Closing Date;

     (b) All rights and claims of the Transferring Party whether mature, contingent or otherwise, against third parties with respect to, or which are made under or pursuant to, other Excluded Assets of the Transferring Party or which relate to the period prior to the Closing;

     (c) All prepaid expenses of the Transferring Party (and rights arising therefrom or related thereto) except to the extent the Transferring Party is given a credit therefor in determining the Adjustment Amount under Section 2.7;

     (d) All Benefit Plans of the Transferring Party, except for (i) any employee benefit specified and required to be provided to any employee of the Transferring Party at its Station or Stations under any written employment agreement (excluding, however, any such employee benefit generally provided by the Transferring Party to its employees at its Station or Stations), and (ii) any severance benefit required to be provided under any severance agreement, provided that, in each case, such employment agreement or severance agreement is expressly and individually included pursuant to the TBAs or this Agreement as a Transferring Party’s Station Agreement to be assigned to and assumed by the Recipient Party;

     (e) All Tax Returns (and supporting materials), and all claims of the Transferring Party with respect to any Tax refunds, relating to any Station of the Transferring Party;

     (f) All of the Transferring Party’s rights under or pursuant to this Agreement, the Chicago TBA, the Phoenix TBA, or any other rights in favor of the Transferring Party pursuant to the other Documents;

     (g) All loan agreements, letters of credit and other instruments evidencing indebtedness for borrowed money;

     (h) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

     (i) All tangible personal property disposed of or consumed between the date of this Agreement and the Closing Date in accordance with and pursuant to the terms and provisions of this Agreement;

     (j) The Transferring Party’s corporate minute books, ownership transfer records and other entity records, and any records relating to other Excluded Assets of the Transferring Party and to Liabilities of the Transferring Party other than the Recipient Party’s Assumed Obligations;

     (k) All shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by the Transferring Party and not expressly specified in Section 2.1;

     (l) In the case of WLUP, (i) Bonneville International’s lease of office and studio space for WLUP in the John Hancock Center in Chicago, Illinois and any other Station Agreement expressly designated on Schedules 4.7(a), 4.7(b) or 4.9 as “excluded”; (ii) all rights to the name “Bonneville” and any logo or variation of, and goodwill associated with, such name; (iii) any right to place or use any antenna, transmitter or other equipment on or in the AON Building in Chicago, Illinois, except as provided under the WLUP Auxiliary Antenna Option Agreement; (iv) the prior WLUP employees identified on Schedule 2.2(l); (v) any Bonneville Entity tangible assets not described in Section 2.1(b), including but not limited to any studio or office equipment and related spare parts, furniture or fixtures not identified on Schedule 2.1(b)(i); (vi) any items of financial, accounting, management information and network software; (vii), any computer hardware or software systems used in the hosting and operation of WLUP’s website or traffic, automation, continuity, information technology (network, email, print, file, etc.) and office business systems; and (viii) any Bonneville Entity intangible property used or held for use principally in connection with the Bonneville Excluded Assets;

     (m) In the case of the Emmis Stations: (i) the employees, items of financial, accounting, management information and network software, remote pick-up (RPU), studio/transmitter link (STL), FCC Licenses, and other items, as each is identified on Schedule 2.2(m); (ii) those assets used or held for use principally in the operation of KKFR (i.e., not used or held for use principally for the operation of the Emmis Stations collectively or individually when compared to the use, or the holding for use, of such assets in the operation of KKFR) or used or held for use principally by the employees of KKFR (i.e., not used or held for use principally by the employees of the Emmis Stations collectively or individually when compared to the use, or the holding for use, of such assets by the employees of KKFR collectively or individually); (iii) any computer hardware or software systems used in the hosting and operation of the Emmis Stations’ websites; (iv) Microsoft software licenses; (v) any Emmis Station Agreement (except for the Amended and Restated Broadcast Agreement, dated June 30, 2004, between Emmis Operating and AZPB Limited Partnership relating to the Arizona Diamondbacks the (“AZPB Agreement”), the Broadcast Rights Agreement (Phoenix Suns/KTAR), dated January 21, 1991, by and between Pulitzer Broadcasting Company and Phoenix Suns Limited Partnership, as amended July 11, 1995, and the Advertising, Promotion and Broadcasting Agreement (Phoenix Mercury/KMVP), dated February 18, 2003, by and between Emmis Communications, Inc. and Phoenix Arena Sports Limited Partnership, as amended on May 16, 2003) to the extent requiring the broadcast of advertising for casinos, casino operations or lotteries, and any other Station Agreement expressly designated on Schedules 3.7(a), 3.7(b) or 3.9 as “excluded;” (vi) any Emmis Entity intangible property used or held for use principally in connection with the Emmis Excluded Assets, and (vii) all rights to the name “Emmis” and any logo or variation of, and goodwill associated with, such name; and

     (n) Each Station Agreement relating to any Transferring Party’s Station that is either (i) required to be listed, but is not listed, on the Transferring Party’s Schedules to this Agreement and that is subsequently rejected by the Recipient Party pursuant to Section 5.16(a), or (ii) entered into by the Transferring Party on or after the date of this Agreement without the consent of the Recipient Party in violation of the terms and provisions of this Agreement, including but not limited to the covenants set forth in Section 5.1, unless the Recipient Party elects in its discretion that such Station Agreement will be assigned to and assumed by the Recipient Party pursuant to this Agreement.

     (o) Proprietary information of the Transferring Party unrelated to its Station(s) that is stored on any personal or notebook computer constituting an Exchange Asset, it being agreed that the Transferring Party will be entitled to remove or delete any such information prior to the Closing.

     2.3 Emmis Entities’ Assumption of Liabilities.

     (a) To the extent not already assumed pursuant to the Chicago TBA, Emmis Operating will at the Closing assume and agree to pay, discharge and perform the following Liabilities of the Bonneville Entities:

     (i) All Liabilities arising under all Bonneville Station Agreements and the Permits (excluding the Bonneville FCC Licenses) assigned and transferred to the Emmis Entities in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from or under (A) the breach of any Bonneville Station Agreement by reason of its assignment to the Emmis Entities without a required consent, (B) any other breach or default by any Bonneville Entity upon or prior to the Closing under any Bonneville Station Agreement unless caused by any Emmis Entity’s action or failure to perform under the Chicago TBA, or (C) any Bonneville Station Agreement to the extent relating to the use of any item of property unless possession of such item, and ownership or the right to use of such item in accordance with the terms of such Bonneville Station Agreement, are conveyed to an Emmis Entity as part of the Bonneville Assets).

     (ii) Other Liabilities of the Bonneville Entities to the extent, and only to the extent, the amount thereof is properly included as a credit to the Emmis Entities in calculating the Adjustment Amount for WLUP pursuant to Section 2.7.

     (b) Emmis License will at the Closing assume and agree to pay, discharge and perform when due the Liabilities arising under the Bonneville FCC Licenses assigned and transferred to Emmis License in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from any breach or default by any Bonneville Entity upon or prior to the Closing under the Bonneville FCC Licenses unless caused by any Emmis Entity’s action or failure to perform under the Chicago TBA).

     (c) The Liabilities assumed by the Emmis Entities under this Section 2.3 are collectively referred to herein as the “Emmis Assumed Obligations.”

     (d) Except for the Emmis Assumed Obligations, the Emmis Entities will not assume or in any manner be liable for any Liabilities of either Bonneville Entity of any kind or nature, all of which each Bonneville Entity will pay, discharge and perform when due; provided, however, that the Bonneville Entities will have the right to contest in good faith any Liability of the Bonneville Entities.

     2.4 Bonneville Entities’ Assumption of Liabilities.

     (a) To the extent not already assumed pursuant to the Phoenix TBA, Bonneville International will at the Closing assume and agree to pay, discharge and perform the following Liabilities of the Emmis Entities:

     (i) All Liabilities arising under all Emmis Station Agreements and the Permits (excluding the Emmis FCC Licenses) assigned and transferred to the Bonneville Entities in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from or under (A) any Emmis Station Agreement to the extent relating to the broadcast of advertising for casinos, casino operations or lotteries other than as required under the Amended and Restated Broadcast Agreement, dated June 30, 2004, between Emmis Operating and AZPB Limited Partnership relating to the Arizona Diamondbacks, the Broadcast Rights Agreement (Phoenix Suns/KTAR), dated January 21, 1991, by and between Pulitzer Broadcasting Company and Phoenix Suns Limited Partnership, as amended July 11, 1995, and the Advertising, Promotion and Broadcasting Agreement (Phoenix Mercury/KMVP), dated February 18, 2003, by and between Emmis Communications, Inc. and Phoenix Arena Sports Limited Partnership, as amended on May 16, 2003, (B) the breach of any Emmis Station Agreement by reason of its assignment to either Bonneville Entity without a required consent, (C) any other breach or default by any Emmis Entity upon or prior to the Closing under any Emmis Station Agreement unless caused by any Bonneville Entity’s action or failure to perform under the Phoenix TBA, or (D) any Emmis Station Agreement to the extent relating to the use of any item of property unless possession of such item, and ownership or the right to use of such item in accordance with the terms of such Emmis Station Agreement, are conveyed to a Bonneville Entity as part of the Emmis Assets).

     (ii) Other Liabilities of the Emmis Entities to the extent, and only to the extent, the amount thereof is properly included as a credit to the Bonneville Entities in calculating the Adjustment Amount for the Emmis Stations pursuant to Section 2.7.

     (b) Bonneville Holding will at the Closing assume and agree to pay, discharge and perform when due the Liabilities arising under the Emmis FCC License Assets assigned and transferred to Bonneville Holding in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from any breach or default by any Emmis Entity upon or prior to the Closing under the Emmis FCC Licenses unless caused by any Bonneville Entity’s action or failure to perform under the Phoenix TBA).

     (c) The Liabilities assumed by the Bonneville Entities under this Section 2.4 are collectively referred to herein as the “Bonneville Assumed Obligations.”

     (d) Except for the Bonneville Assumed Obligations, the Bonneville Entities will not assume or in any manner be liable for any Liabilities of any Emmis Entity of any kind or nature, all of which each Emmis Entity will pay, discharge and perform when due; provided, however, that the Emmis Entities will have the right to contest in good faith any Liability of the Emmis Entities.

     2.5 Exchange of Assets; Boot and Noncompete Payments.

     (a) In consideration of the Bonneville Entities’ conveyance of the Bonneville Assets to the Emmis Entities, the Bonneville Entities’ payment of $66,000,000 and the Bonneville Entities’ assumption of the Bonneville Assumed Obligations, the Emmis Entities agree that, to the extent not already effected pursuant to the Phoenix TBA, at the Closing, (i) Emmis Operating will assign, transfer and convey to Bonneville International, free and clear of any Liens other than Permitted Liens, and Bonneville International will acquire and accept from Emmis Operating, all right, title and interest of Emmis Operating in, to and under all Emmis Operating Assets, and (ii) Emmis License will assign, transfer and convey to Bonneville Holding, free and clear of any Liens other than Permitted Liens, and Bonneville Holding will acquire and accept from Emmis License, all right, title and interest of Emmis License in, to and under all Emmis FCC Licenses.

     (b) In consideration of the Emmis Entities’ conveyance of the Emmis Assets to the Bonneville Entities and the Emmis Entities’ assumption of the Emmis Assumed Obligations, the Bonneville Entities agree that at the Closing, (i) to the extent not already effected pursuant to the Chicago TBA, (A) Bonneville International will assign, transfer and convey to Emmis Operating, free and clear of any Liens other than Permitted Liens, and Emmis Operating will acquire and accept from Bonneville International, all right, title and interest of Bonneville International in, to and under all Bonneville Operating Assets, and (B) Bonneville Holding will assign, transfer and convey to Emmis License, free and clear of any Liens other than Permitted Liens, and Emmis License will acquire and accept from Bonneville Holding, all right, title and interest of Bonneville Holding in, to and under all Bonneville FCC Licenses; and (ii) the Bonneville Entities will pay $66,000,000 (the “Bonneville Boot Payment”) to the Emmis Entities.

     (c) At the Closing, the Bonneville Entities will pay the Noncompete Payment to the Emmis Entities.

     (d) The Bonneville Boot Payment and the Noncompete Payment will be paid by wire transfer of immediately available funds pursuant to wire instructions specified by written notice from the Emmis Entities to the Bonneville Entities at least three (3) days prior to the Closing Date.

     2.6 Asset Values and 1031 Schedules.

     (a) The parties agree that the fair market value of the Emmis Assets is $194,000,000, and the fair market value of the Bonneville Assets is $128,000,000.

     (b) Within 30 days after execution of this Agreement, for the benefit of the other Party’s information, the Emmis Entities and Bonneville Entities will exchange their respective proposed schedules setting forth the respective Emmis Operating Assets and Bonneville Operating Assets in each “exchange group” and “residual group” (as each such term is defined in Treas. Reg. Section 1.1031(j)-1(b)(2)) for their reciprocal like-kind exchange as contemplated by this Agreement.

     (c) No Party makes any representation, warranty or guaranty with respect to the tax consequences of any other Party arising from the transactions contemplated by this Agreement.

     2.7 Proration Adjustment.

     (a) As of 12:01 a.m. local time on the Closing Date, all operating income (meaning all operating revenues less all operating expenses as such amounts are calculated in compliance with GAAP applied in each case in a manner consistent with the preparation of the Transferring Party’s financial statements previously furnished to the Recipient Party) for each Station will be adjusted and allocated, in each case between the Transferring Party and the Recipient Party, and an adjustment will be made as provided in this Section to the extent necessary to reflect the principle that all operating revenue and operating expenses attributable to the operation of each Station on or before the date preceding the Closing Date will be for the account of the corresponding Transferring Party, and all operating revenue and operating expenses attributable to the operation of each Station on and after the Closing Date will be for the account of the corresponding Recipient Party. This Section 2.7 will only apply to the extent the applicable proration or adjustment is not addressed by the provisions included in Section 4.5 of the Chicago TBA in the case of WLUP, or Section 4.5 of the Phoenix TBA in the case of the Emmis Stations. The net adjustment amount determined in accordance with this Section with respect to the Emmis Stations, and the separate net amount determined in accordance with this Section with respect to WLUP, are each referred to as an “Adjustment Amount”. Notwithstanding the foregoing, (i) the monthly fixed fee or personnel service payments required to be paid under either TBA, and (ii) depreciation of property, plant and equipment, amortization of definite-lived intangibles, and impairment charges, if any, relating to goodwill and FCC licenses, will not be taken into account in determining the Adjustment Amount with respect to any Station.

     (b) Without limiting the generality of foregoing Subsection (a):

     (i) The Transferring Party will receive a credit for the unapplied portion, as of the Closing, of the security deposits made by the Transferring Party under those Stations Agreements assumed by the Recipient Party at the Closing in accordance with Section 2.3 or 2.4.

     (ii) An adjustment and proration will be made in favor of the Transferring Party for the amount, if any, of prepaid expenses, the benefit of which accrues to the Recipient Party, and other current assets acquired by the Recipient Party which are paid by the Transferring Party to the extent such prepaid expenses and other current assets relate to the period after the Closing, provided that the credit given the Transferring Party for each prepaid expense will not exceed an amount commensurate with the benefit therefrom to be received by the Recipient Party after the Closing.

     (iii) FCC regulatory fees applicable to the Emmis Stations or WLUP will be prorated.

     (iv) Emmis Operating will receive a credit $50,000 at Closing for amounts to be applied by Emmis Operating to obtain from the landlord of the John Hancock Center the services of or access to an emergency power generator for the WLUP transmitter equipment located in the John Hancock Center. Such credit shall be reversed (and paid back to Bonneville International) in the event and to the extent that Emmis Operating does not pay $50,000 or more to obtain such services or access within two (2) years after the Closing Date.

     (v) To the extent Bonneville International has not yet made the proration payment in connection with the AZPB Agreement pursuant to the Phoenix TBA, Bonneville International agrees to make such payment ($4,642,857.14) at Closing (subject to such subsequent proration adjustments as contemplated under the Phoenix TBA to the extent such payment ultimately results in an overpayment by Bonneville International).

     (vi) The Recipient Party will receive a credit for any real property taxes to the extent assessed for and allocable to any period prior to Closing and unpaid as of Closing (whether then due or not).

     (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section will be calculated in compliance with GAAP, except materiality limitations or qualifications under GAAP.

     (d) Within sixty (60) days after the Closing Date, each Transferring Party will provide the Recipient Party with a statement setting forth a detailed computation of the Transferring Party’s reasonable and good faith estimate of the Adjustment Amount as of the Closing Date with respect the Transferring Party’s Station or Stations (each, a “Preliminary Adjustment Report”). If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to the Recipient Party, the Transferring Party will pay the Recipient Party the amount of the preliminary Adjustment Amount within five (5) business days of receipt of such Preliminary Adjustment Report, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to the Recipient Party, the Recipient Party will pay the Transferring Party the amount of such preliminary Adjustment Amount within five (5) business days of receipt of such Preliminary Adjustment Report. Within ninety (90) days after the Closing Date, each Recipient Party will deliver to the Transferring Party in writing and in reasonable detail a good faith final determination of the Adjustment Amount determined as of the Closing Date with respect to the Station or Stations transferred by the Transferring Party (“Final Proration Notice”). The Transferring Party will assist the Recipient Party in making such determination, and the Recipient Party will provide the Transferring Party with reasonable access to the properties, books and records relating to the applicable Station or Stations for the purpose of determining the applicable Adjustment Amount. The Transferring Party will have the right to review the computations and workpapers used in connection with the Recipient Party’s preparation of the Adjustment Amount. If the Transferring Party disagrees with the amount of the Adjustment Amount determined by the Recipient Party as set forth in its Final Proration Notice, the Transferring Party will so notify the Recipient Party in writing (the “Dispute Notice”) within thirty (30) days after the date of receipt of the Recipient Party’s Final Proration Notice, specifying in detail each item in dispute. If the Recipient Party does not receive a Dispute Notice within such 30-day period, then within five (5) business days after expiration of such 30-day period, the Transferring Party will pay to the Recipient Party or the Recipient Party shall pay to the Transferring Party, as the case may be, an amount equal to the difference between (i) the Adjustment Amount set forth in the Recipient Party’s Final Proration Notice and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. After the receipt of any Dispute Notice, the Recipient Party and the Transferring Party will negotiate in good faith to resolve any disagreements regarding the applicable Adjustment Amount. If agreement is reached within thirty (30) days after the Recipient Party’s receipt of the Dispute Notice, then within five (5) business days after reaching such agreement, the Transferring Party will pay to the Recipient Party or the Recipient Party will pay to the Transferring Party, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the applicable Preliminary Adjustment Report. Any payment under this Section 2.7(d) will be made as provided in Section 2.7(g). If agreement is not reached within such 30-day period with respect to a disputed Adjustment Amount, then the dispute resolutions of Section 2.7(e) will apply.

     (e) If the Transferring Party and its auditors and the Recipient Party and its auditors do not, within the 30-day period specified in Section 2.(d), reach an agreement on an Adjustment Amount, then Parties will ask PricewaterhouseCoopers, LLP (the “Arbitrating Firm”) to resolve the disputed items. The Recipient Party and the Transferring Party will each inform the Arbitrating Firm in writing as to their respective positions concerning the disputed Adjustment Amount, and each will make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm’s computation of the disputed Adjustment Amount. The Arbitrating Firm will be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the resolution of the disputed Adjustment Amount and the basis for its determination. Any determination by the Arbitrating Firm in accordance with this Section will be final and binding on the parties for purposes of this Section. The fees and expenses of the Arbitrating Firm shall be borne equally by the Transferring Party and the Recipient Party. Within five (5) business days after the Arbitrating Firm delivers to the parties its written determination of the resolution of the disputed Adjustment Amount, the Transferring Party will pay to the Recipient Party, or the Recipient Party will pay to the Transferring Party, as the case may be, an amount equal to the difference between (i) such Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the applicable Preliminary Adjustment Report. Any such payment will be made as provided in Section 2.7.

     (f) Notwithstanding the foregoing, if, at any time after payment is made under this Section 2.7 based upon a final Adjustment Amount determined in accordance with the preceding provisions of this Section, a Party identifies any additional item for which adjustment should have been made under this Section 2.7, such Party shall notify the other Party of each such item, and each Party shall then cooperate as reasonably requested by the other Party in determining, and effecting any payment or refund required to reconcile with, the Adjustment Amount as further revised in accordance with this Section 2.7.

     (g) Each payment required under Section 2.7(d)-(f) will be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States. Any payment not received by the payee on or before the applicable due date under Section 2.7(d)-(f) will bear interest from such due date until paid in full at a rate per annum equal to the prime rate in effect on such due date (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal) plus three percent (3%).

     2.8 Accounts Receivable.

     (a) To the extent a Transferring Party’s accounts receivables (the “Retained Receivables”) are not already collected under the Chicago TBA with respect to WLUP and the Phoenix TBA with respect to the Emmis Stations, the Recipient Party shall continue the collections for the remainder of the Collection Period (as defined in the applicable TBA). Each Recipient Party will, without charge to the Transferring Party, use its usual and customary procedures (which may include referral to a collection agency) to collect the Retained Receivables as the Transferring Party’s agent (but Recipient Party will not have any fiduciary obligations with respect thereto) for collection, provided that (i) the Recipient Party will not be required to commence litigation, employ legal counsel or make any other extraordinary collection efforts, and (ii) the Recipient Party’s obligation to act as the Transferring Party’s agent in the collection of the Retained Receivables will terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by the Recipient Party with respect to the Retained Receivables of the Transferring Party, each payment by an account debtor will be applied to the older or oldest accounts receivable of such account debtor unless the account debtor in writing (a copy of which the Recipient Party will provide to the Transferring Party) identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

     (b) The Recipient Party shall promptly (but in no event more than three (3) business days after receipt) deliver to the Transferring Party the original checks, or deposit all collections, received by the Recipient Party on account of the Retained Receivable into a bank account designated by the Transferring Party under the applicable TBA. The Recipient Party shall deliver a monthly accounting of such collections and deposits to the Transferring Party by the 5th business day following the last day of the month of collection. A Recipient Party will have no right to setoff amounts owed under this Agreement by the Recipient Party to the Transferring Party against any amounts owed under this Agreement by such Transferring Party to the Recipient Party.

     (c) No Transferring Party will engage in any collection efforts against account debtors under its Retained Receivables, except with respect to Retained Receivables reassigned to the Transferring Party as contemplated under the applicable TBA.

     (d) A Recipient Party will not, without the Transferring Party’s prior written consent, compromise or settle for less than full value any of the Transferring Party’s Retained Receivables unless the Recipient Party pays the Transferring Party the full amount of any deficiency. A Recipient Party will be entitled to purchase any Retained Receivable from the Transferring Party for the full amount thereof at any time during or at the expiration of the

Collection Period. The Recipient Party shall not be liable to the Transferring Party for any loss, claim, expense or liability arising in connection with its collection of the Transferring Party’s Retained Receivables except to the extent arising as a result of (i) the Recipient Party’s failure to comply with the terms and provisions of this Section 2.8 or (ii) the Recipient Party’s willful malfeasance or gross negligence.

     (e) At the end of the Collection Period, each Recipient Party will return to the Transferring Party all files concerning the collection or attempts to collect the Retained Receivables of the Transferring Party and the Recipient Party’s responsibility for the collection of such Retained Receivables will cease, provided that the Recipient Party will promptly pay over to the Transferring Party any amounts received with respect to the Retained Receivables of the Transferring Party after the Collection Period, together with a statement setting forth the components of such amounts. Any payment not received by the Party entitled thereto by the payment date specified in Section 2.8(b) will bear interest from such date until paid in full at a rate per annum equal to the prime rate in effect on such date plus three percent (3.0%) (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

ARTICLE III.
REPRESENTATIONS AND
WARRANTIES OF THE EMMIS ENTITIES

     The Emmis Entities, jointly and severally, represent and warrant to the Bonneville Entities as follows:

     3.1 Organization, Good Standing and Requisite Power.

     Each of the Emmis Entities is a limited liability company duly organized, validly existing and in good standing under the laws of Indiana, and has all requisite power to own, lease and operate the Emmis Assets and carry on its business. Emmis Operating is duly licensed, qualified to do business and in good standing as a foreign entity under the laws of Arizona and Illinois.

     3.2 Authorization and Binding Effect of Documents.

     Each Emmis Entity has all requisite limited liability company power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and each of the other Documents. The execution and delivery of this Agreement and each of the other Documents by each Emmis Entity (as appropriate) and the consummation by each Emmis Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action (including all necessary member approvals, if any) on the part of each Emmis Entity. This Agreement has been, and each of the other Documents at or prior to the Closing will be, duly executed and delivered by each Emmis Entity. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Emmis Entity enforceable against each Emmis Entity in accordance with its terms except as the enforceability of this Agreement or of any of the other Documents may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

     3.3 Absence of Conflicts.

     Except as set forth on Schedule 3.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Emmis Entity of this Agreement and the other Documents, and consummation by each Emmis Entity of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Emmis Assets under, the provisions of the organizational documents of such Emmis Entity, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Emmis Entity is bound or affected, or any law, statute, rule, judgment, order, decree or other legal restriction of any government, governmental agency or court to which such Emmis Entity is subject.

     3.4 Consents.

     Except as set forth on Schedule 3.3, Schedule 3.7(d) and Schedule 3.9, and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Emmis Entity of this Agreement and the other Documents, and consummation by each Emmis Entity of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

     3.5 Emmis Assets; Title.

     (a) The Emmis Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in, material to, or necessary for, the operation of the Emmis Stations as currently operated and as operated since January 1, 2004, with the exception of the Emmis Excluded Assets and personnel.

     (b) The representations and warranties of the Emmis Entities regarding title or rights to FCC Licenses, Emmis Real Property interests and Emmis Intellectual Property are set forth in Sections 3.6, 3.9 and 3.10. With respect to all other Emmis Assets, the Emmis Entities own and have good title to, or a valid lessee’s or licensee’s interest (pursuant to one or more Emmis Station Agreements included in the Emmis Assets) in, all of such Emmis Assets free and clear of all Liens except (i) Liens described on Schedule 3.5(b) (which the Emmis Entities will cause to be released prior to the Closing and released of record promptly after the Closing) and (ii) Permitted Liens. With respect to Emmis Assets that are Phoenix TBA Contracts, the representations and warranties under this Section 3.5(b) are made only as of the end of the day prior to the Phoenix TBA Effective Date.

     3.6 Emmis FCC Licenses.

     Except as set forth on Schedule 3.6:

     (a) Emmis License is the valid and legal holder of each of the FCC Licenses listed on Schedule 3.6 (collectively, the “Emmis FCC Licenses”) free and clear of all Liens, and except as set forth on Schedule 3.6, any action of the FCC with respect to each Emmis FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each main Emmis FCC License is shown on Schedule 3.6.

     (b) The Emmis FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Emmis Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the “Act”), and (ii) constitute all the currently in effect licenses and authorizations, including amendments and modifications thereto, issued by the FCC for the operation of the Emmis Stations.

     (c) Other than as set forth in the Emmis FCC Licenses or restrictions applicable to the radio broadcast industry generally, none of the Emmis FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of the applicable Emmis Station as now conducted, and as of the Closing Date, none of the Emmis FCC Licenses will be subject to any restriction or condition which would limit in any material respect the full operation of such Emmis Station as currently operated and as operated since January 1, 2004.

     (d) Subject to the Phoenix TBA, each Emmis Station is being operated by Emmis Operating in all material respects in accordance with the terms and conditions of the Emmis FCC Licenses and the Act, including but not limited to those pertaining to RF emissions; and, to the Knowledge of the Emmis Entities, none of the Emmis Stations is causing material interference to other stations, or is experiencing material interference from other stations in violation of the Act.

     (e) No applications, complaints or proceedings are pending or, to the Knowledge of any Emmis Entity, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Emmis FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to any Emmis Station or its operation, other than actions or proceedings affecting the radio broadcasting industry in general.

     (f) To the Knowledge of each Emmis Entity, the Emmis Entities have complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to each Emmis Station, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

     (g) Other than actions or proceedings affecting the radio broadcasting industry in general or facts relating to the Bonneville Entities, no Emmis Entity has Knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the Emmis FCC Licenses or the imposition of any material fines or forfeitures by the FCC against any Emmis Entity, or (ii) which might reasonably be expected to result in the FCC’s denial or delay of approval of the assignment to the Bonneville Entities of any Emmis FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to the Bonneville Entities of any Emmis FCC License.

     (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Emmis Station or its operation.

     (i) True, complete and accurate copies of all Emmis FCC Licenses material to the operation of each Emmis Station have been delivered by the Emmis Entities to the Bonneville Entities.

     (j) Except for the Emmis FCC Licenses and the Emmis Permits identified on Schedule 3.6, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Emmis Stations as previously and currently operated by the Emmis Entities.

     3.7 Station Agreements.

     (a) Schedule 3.7(a) lists all Trade Agreements of the Emmis Stations as of the end of the day prior to the Phoenix TBA Effective Date, and sets forth the parties thereto, the contracted value of the remaining time required to be provided from and after the date noted on such Schedule and the contracted value of the goods or services to be received by Emmis Operating from and after the date noted on such Schedule. True and complete copies of all such written Trade Agreements in effect as of such date involving broadcast time of more than $25,000, and true and accurate summaries of all such Trade Agreements that are oral, including all related amendments, modifications and supplements, have been delivered to the Bonneville Entities. Schedule 3.7(a) identifies those Trade Agreements which relate in part to any station other than an Emmis Station.

     (b) Schedule 3.7(b) lists all the following types of agreements used in or relating to the operation of each Emmis Station as of the date of this Agreement (including the Station Agreements assigned under the Phoenix TBA):

     (i) Agreements for sale of broadcast time on such Emmis Station for monetary consideration that (A) are not terminable by the Emmis Entities without charge or penalty upon thirty (30) days’ or less prior written notice and (B) involve broadcast time of more than $25,000;

     (ii) All network affiliation agreements;

     (iii) All sales agency or advertising representation contracts;

     (iv) Each lease of any Emmis Asset (including a description of the property leased thereunder) other than such agreements not requiring expenditures of more than

$25,000 in any calendar year and having a term (after taking into account any cancellation right of the Emmis Entities without charge or penalty) of one (1) year or less except for the Emmis Real Property Leases listed on Schedule 3.9; 1

     (v) All collective bargaining agreements;

     (vi) All severance agreements, employment agreements, talent agreements and agreements with independent contractors, other than such agreements that (A) do not provide for any severance payments or benefits, (B) do not require expenditures of more than $25,000 in any calendar year and (C) have a term (after taking into account any cancellation right of the Emmis Entities without charge or penalty) of one (1) year or less;

     (vii) All agreements requiring such Emmis Station or either Emmis Entity to acquire goods or services exclusively from a single supplier or provider, or prohibiting such Emmis Station or the owner or operator thereof from providing certain goods or services to any Person other than a specified Person;

     (viii) All agreements that have a remaining term (after taking into account any cancellation rights of the Emmis Entities without charge or penalty) of more than one (1) year or involve a commitment of more than $25,000; and

     (ix) Any other agreement that is material to the business, operations, financial condition or results of operations of any Emmis Station.

Schedule 3.7(b) also lists those Station Agreements relating in part to any station other than an Emmis Station. True and complete copies of all the foregoing Emmis Station Agreements that are in writing, and true and accurate summaries of all the foregoing Emmis Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to the Bonneville Entities. The Emmis Station Agreements that are not described in Section 3.7(a) or in the foregoing clauses (i) through (ix) of this Section 3.7(b) (without regard to the monetary thresholds set forth in Section 3.7(a) or in such clauses of Section 3.7(b)) do not involve commitments by parties thereto with an aggregate fair market value of more than $150,000.

     (c) Schedule 3.7(c) lists all of the contracts and agreements used in or relating to the operation of the Emmis Stations as of the date of this Agreement to which an Affiliate of any Emmis Entity is a party. True and complete copies of those in writing have been delivered to the Bonneville Entities, and summaries of those that are oral are set forth on Schedule 3.7(c).

     (d) Except as set forth on Schedule 3.7(d) and any other Schedule that relates to any Emmis Station Agreement, with respect to the Emmis Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of an Emmis Station, (i) such Emmis Station Agreements are valid, binding, in full force and effect, and enforceable against the relevant Emmis Entity in accordance with their terms except as the enforceability of such Emmis Station Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies; (ii) neither the Emmis Entities nor, to the Knowledge of any Emmis Entity, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, or permit termination, modification or acceleration of, any such Emmis Station Agreements; (iii) neither the Emmis Entities nor any Affiliate of the Emmis Entities has granted or been granted any material waiver or forbearance with respect to any such Emmis Station Agreements not reflected in an amendment or modification; (iv) the Emmis Entities hold the right to enforce and receive the benefits under all such Emmis Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of any Emmis Entity or any of its Affiliates under any such Emmis Station Agreements is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 3.7(a), 3.7(b), or 3.9, no such Emmis Station Agreement requires the consent or approval by any party to such agreement for the consummation of the transactions contemplated by this Agreement. The foregoing to the contrary notwithstanding, with respect to Emmis Station Agreements that are Phoenix TBA Contracts, the representations and warranties under this Section 3.7(d) are made only as of the day prior to the Phoenix TBA Effective Date.

     (e) During the period commencing on the Phoenix TBA Effective Date, no Emmis Entity has entered into, modified, amended, renewed, extended or terminated any Emmis Station Agreement to be assigned to and assumed by the Bonneville Entities pursuant to this Agreement except in accordance with this Agreement (including Section 5.1).

     3.8 Tangible Personal Property.

     (a) Schedule 3.8 lists, as of the date stated on such Schedule, all tangible personal property (other than Emmis Excluded Assets, office supplies and other incidental items) necessary for the conduct of the business and operations of each Emmis Station as now operated.

     (b) Except as specified on Schedule 3.8, the Emmis Assets that consist of equipment used in or necessary for the operation of each Emmis Station as currently operated and as operated since January 1, 2004, have been properly maintained in all material respects in accordance with industry practices, are in a good state of repair and operating condition (subject to ordinary wear and tear), and comply in all material respects with the Act and other applicable material laws, rules, regulations and ordinances.

     (c) The tangible Emmis Assets include all tangible assets necessary to operate the Emmis Stations other than the Emmis Excluded Assets.

     3.9 Emmis Real Property.

     (a) The list of Emmis Real Property set forth on Schedule 3.9 is a correct and complete list of all of the interests in real estate used or held for use by either Emmis Entity to any material extent in the operation of any Emmis Station. To each Emmis Entity’s Knowledge, except as set forth on Schedule 3.9, there is no pending, threatened or contemplated lawsuit or other legal or administrative proceedings pertaining to any of the Emmis Real Property which would materially affect the current use, occupancy or value of the Emmis Real Property.

     (b) Emmis Operating holds good and marketable, insurable, fee simple title to the parcel of Emmis Real Property designated on Schedule 3.9 as owned in fee simple by Emmis Operating (the “Emmis Owned Real Property”) free and clear of any Liens except (i) Liens described on Schedule 3.5(b) (which the Emmis Entities will cause to be released prior to the Closing and released of record promptly after the Closing), and (ii) Permitted Liens.

     (c) Emmis Operating holds good, insurable title to the easements (the “KTAR Easements”) described on Schedule 3.9 and granted under the agreements or other documents listed on Schedule 3.9 under the heading “Easements” (the “KTAR Easement Agreements”), free and clear of all Liens except Permitted Liens, but subject to the terms and conditions of the KTAR Easement Agreements. The KTAR Easement Agreements constitute all of the agreements and other documents (including all amendments, modifications or supplements) under which either Emmis Entity holds an interest in the KTAR Easements.

     (d) Each lease or sublease (including all amendments, modifications or supplements) under which either Emmis Entity leases or subleases an interest in any Emmis Real Property (each, an “Emmis Real Property Lease”) is specified, and each leased or subleased Emmis Real Property, including but not limited to each transmitter or antenna site (the “Emmis Leased Real Property”), and its use by any Emmis Station are identified, on Schedule 3.9. Except as set forth on such Schedule, such Emmis Entity holds good title to the lessee’s or sublessee’s interest under each Emmis Real Property Lease free and clear of all Liens except Permitted Liens, but subject to the terms and provisions of each Emmis Real Property Lease and any Liens on the interest of each owner or other party through which such Emmis Entity directly or indirectly derives its interest as lessee or sublessee. True and complete copies of all Emmis Real Property Leases, including all amendments, modifications and supplements, have been delivered to the Bonneville Entities.

     (e) There are no unrecorded leases, subleases, or licenses, written or oral, to which either Emmis Entity is a party, or to the Knowledge of either Emmis Entity, any other unrecorded leases, subleases, or licenses, written or oral, granting any right of use or occupancy to any portion of the Emmis Real Property. To the Knowledge of each Emmis Entity, no party other than an Emmis Entity is in possession of the Emmis Real Property, except to the extent permitted under the terms of the KTAR Easements or Emmis Real Property Leases. There are no outstanding options or rights of first refusal pertaining to any of the Emmis Real Property to which any Emmis Entity is a party, or to the Knowledge of either Emmis Entity, any other outstanding options or rights of first refusal pertaining to any of the Emmis Real Property.

     (f) True and complete copies of all surveys, title policies and real property records in the possession of any Emmis Entity related to any Emmis Real Property have been delivered to the Bonneville Entities.

     (g) Except as set forth on Schedule 3.9, (i) each Emmis Real Property Lease is legal, valid, binding, in full force and effect and enforceable against the landlord thereunder in accordance with its terms; (ii) neither the Emmis Entities nor, to the Knowledge of any Emmis Entity, any other party is in material default under any Emmis Real Property Lease; (iii) to the Knowledge of each Emmis Entity, no event has occurred that, after the giving of notice or the lapse of time or both, would constitute a material default by any party under, or result in the material breach by any party of, or give rise to any right of termination, modification or acceleration of, any Emmis Real Property Lease, and no Emmis Entity has received or given notice alleging any such event has occurred; (iv) none of the rights of an Emmis Entity under any Emmis Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Emmis Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) no Emmis Entity has granted or been granted any waiver or forbearance with respect to any Emmis Real Property Lease except as contained in amendments or modifications. To each Emmis Entity’s Knowledge, (i) no party to any Emmis Real Property Lease has repudiated any portion thereof, and (ii) there are no unresolved disputes or oral agreements currently in effect with respect to any Emmis Real Property Lease.

     (h) With respect to each Emmis Real Property Lease which is a sublease, to each Emmis Entity’s Knowledge, each of the representations and warranties in Section 4.9(g) is true and correct with respect to each underlying master lease.

     (i) Except as set forth on Schedule 3.9, to the Knowledge of each Emmis Entity, (i) each KTAR Easement Agreement is legal, valid, binding, in full force and effect and enforceable against the fee owners thereunder in accordance with its terms, except as superseded or terminated in accordance with the terms of another KTAR Easement Agreement; (ii) neither the Emmis Entities nor any other party is in material default under any KTAR Easement Agreement; (iii) no event has occurred that, after the giving of notice or the lapse of time or both, would constitute a material default by any party under, or result in the material breach by any party of, or give rise to any right of termination or modification of, any KTAR Easement Agreement, and no Emmis Entity has received or given notice alleging any such event has occurred; (iv) none of the rights of an Emmis Entity under any KTAR Easement Agreement is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any KTAR Easement Agreement is required for the consummation of the transactions contemplated hereby; (vi) no Emmis Entity has granted or been granted any waiver or forbearance with respect to any KTAR Easement Agreement; (vii) no party to any KTAR Easement Agreement has repudiated any portion thereof, (viii) no Emmis Entity has received notice alleging that any KTAR Easement is invalid, unenforceable or terminated other than as set forth in another KTAR Easement Agreement, and (ix) there are no unresolved disputes or oral agreements currently in effect with respect to any KTAR Easement Agreement.

     (j) Except as set forth on Schedule 3.9, (i) all improvements on the Emmis Owned Real Property, and all improvements owned by either Emmis Entity located on the Emmis Leased Real Property or KTAR Easements (which include the towers, antennas, transmitter buildings and transmitter equipment located thereon subject to the right and interest in such improvements held by the fee owner under the terms of the KTAR Easements), are in good working condition and repair (subject to ordinary wear and tear) and, to each Emmis Entitiy’s

Knowledge, are in compliance in all material respects with applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations. To each Emmis Entity’s Knowledge, the use by any Emmis Station of each portion of the Emmis Owned Real Property, Emmis Leased Real Property and KTAR Easements complies in all material respects with applicable zoning and land use laws, ordinances and regulations.

     3.10 Intellectual Property.

     Other than Emmis Excluded Assets, Schedule 3.10 lists all material trade names, trademarks, service marks, copyrights and patents principally used in the operation of the Emmis Stations, including all registrations, applications and licenses for any of the Emmis Intellectual Property. Except as disclosed on Schedule 3.10:

     (a) To the Knowledge of each Emmis Entity, the Emmis Entities own free and clear of Liens other than Permitted Liens, all right and interest in, and right and authority to use, or has a valid license to use, in connection with the conduct of the business of the applicable Emmis Station as presently conducted, all of the Emmis Intellectual Property listed on Schedule 3.10, and all of the rights and properties constituting a part of the Emmis Intellectual Property are in full force and effect.

     (b) There are no outstanding or, to the Knowledge of any Emmis Entity, threatened judicial or adversary proceedings with respect to any of the Emmis Intellectual Property.

     (c) No Emmis Entity has granted to any other person or entity any license or other right or interest in or to any of the Emmis Intellectual Property or to the use thereof.

     (d) No Emmis Entity has Knowledge of any infringement or unlawful use of any of the Emmis Intellectual Property.

     (e) To each Emmis Entity’s Knowledge, no Emmis Entity has violated any provisions of the Copyright Act of 1976, 17 U.S.C. §101, et seq., in any material respect with regard to the Emmis Intellectual Property.

     (f) The Emmis Entities have delivered to the Bonneville Entities copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Emmis Intellectual Property.

     3.11 Emmis Stations Financial Condition.

     Attached as Schedule 3.11 are the unaudited statements of income of each Emmis Station for the year ended February 28, 2004, and the interim period ended November 30, 2004. Such statements (the “Emmis Stations Statements”) (i) are in accordance with the books and records of Emmis Operating pertaining to each of the Emmis Stations, (ii) have been prepared in accordance with GAAP consistently applied, and (iii) accurately reflect the results of operations of the corresponding Emmis Station for the periods covered, in accordance with GAAP, except that the Emmis Stations Statements do not include (A) balance sheets or statements of cash flows, (B) federal income tax expense or benefit, (C) interest income and expense, (D) disclosures required by GAAP in notes accompanying financial statements, (E) retiree benefit expense (pension, health insurance, etc.), and (F) expenses associated with the operations of Emmis Operating or its parent entities generally.

     3.12 Absence of Certain Changes or Events.

     Since June 30, 2004, and through the date of this Agreement, other than as described on Schedule 3.12 or caused by or arising from any Bonneville Entity’s action or failure to perform under the Phoenix TBA:

     (a) There has not been any damage, destruction or other casualty loss with respect to the Emmis Assets (whether or not covered by insurance) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     (b) None of the Emmis Entities or the Emmis Stations has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     (c) With respect to the Emmis Stations, no Emmis Entity has:

     (i) amended, terminated, renewed or taken any action or inaction that would result in an amendment, termination or renewal of any Emmis Station Agreement, nor has such action been taken by any other party, except in the ordinary course of business consistent with past practices, or any Emmis Real Property Lease (other than any amendment noted on Schedule 3.9);

     (ii) mortgaged, pledged or subjected to any Lien, any of the Emmis Assets, except for Permitted Liens;

     (iii) acquired or disposed of any Emmis Assets or entered into any agreement or other arrangement for such acquisition or disposition, except for immaterial amounts in the ordinary course of business consistent with past practices ;

     (iv) entered into any agreement, commitment or other transaction except the Phoenix TBA and those that (A) were entered into in the ordinary course of business consistent with past practice or (B) are not material to the assets, business, operations, results of operations or financial condition of any Emmis Station;

     (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

     (vi) adopted, amended or renewed any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation,

severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

     (vii) entered into any agreement (other than agreements that will be terminated prior to the Closing) with any Affiliate of any Emmis Entity; or

     (viii) operated its business other than in the ordinary course consistent with past practices and, after the Phoenix TBA Effective Date, as otherwise contemplated by the Phoenix TBA; or

     (ix) committed to undertake any of the foregoing.

     3.13 Litigation.

     Except as described in Schedule 3.13 or caused by or arising from any Bonneville Entity’s action or failure to perform under the Phoenix TBA, (i) there are no actions, suits, claims, investigations or administrative or arbitration proceedings pending or, to the Knowledge of any Emmis Entity, threatened against any Emmis Entity before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to any Emmis Station or the Emmis Assets; (ii) neither any Emmis Entity nor, to the Knowledge of any Emmis Entity, any of the officers or employees of any Emmis Entity, has been charged with, or to the Knowledge of any Emmis Entity, is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer’s or employee’s employment at any Emmis Station or with any Emmis Entity; and (iii) neither any Emmis Entity, any properties or assets of any Emmis Entity nor, to the Knowledge of any Emmis Entity, any officer or employee of any Emmis Entity is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of any Emmis Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of any Emmis Entity to perform its obligations hereunder and consummate the transactions contemplated hereby.

     3.14 Labor Matters.

     (a) Except as listed on Schedule 3.14(a), as of the Phoenix TBA Agreement Effective Date:

     (i) To each Emmis Entity’s Knowledge, no present or former employee or independent contractor of any Emmis Station has a pending claim or charge which has been asserted or threatened against any Emmis Entity for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any material violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any material violation of occupational safety or health standards.

     (ii) There is not pending or, to the Knowledge of either Emmis Entity, threatened against either Emmis Entity any labor dispute, strike or work stoppage that affects or interferes or is reasonably likely to affect or interfere with the operation of any Emmis Station, and no Emmis Entity has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Emmis Station. There are no material unresolved unfair labor charges against any Emmis Station, and no Emmis Station has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months.

     (b) Except as set forth on Schedule 3.7(b), no Emmis Entity is a signatory or a party to, or otherwise bound by, a collective bargaining agreement now in effect which covers employees or former employees of any Emmis Station. Except as set forth on Schedule 3.14(b), (i) no Emmis Entity has agreed to recognize any union or other collective bargaining unit with respect to any employees of any Emmis Station, and (ii) no union or other collective bargaining unit has been certified as representing any employees of any Emmis Station.

     (c) Schedule 3.14(c) sets forth a true and complete list, as of the day preceding the Phoenix TBA Effective Date, of all persons employed by an Emmis Entity in connection with the operation of an Emmis Station who earn more than $15,000 per year, and states for each such employee the date hired, the level of compensation (including any projected bonus) payable to such employee (limited in the case of each employee who is compensated on a commission basis to a description of the manner in which such commissions are determined and the specification of compensation earned by such employee in 2003), and whether such employee is employed under a written contract or is covered by a written severance agreement. Except pursuant to written employment agreements or written severance agreements listed on Schedule 3.7(b), or on Schedule 4.4 to the Phoenix TBA, the only severance obligations of the Emmis Entities with respect to employees at the Emmis Stations are set forth on Schedule 3.14(c). A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of any Emmis Station has been delivered to the Bonneville Entities.

     3.15 Employee Benefit Plans.

     (a) All Benefit Plans with respect to the Emmis Stations are disclosed in Schedule 3.15 (each, an “Emmis Benefit Plan”). Except pursuant to an Emmis Benefit Plan disclosed in Schedule 3.15 or any agreements disclosed in Schedule 3.7(b), the Emmis Entities and their Affiliates have no fixed or contingent liability or obligation to any of the current or former employees of either Emmis Entity now or previously employed at an Emmis Station, or the beneficiaries or dependents of any such employees or former employees, or to any person whose services are or were provided principally for any Emmis Station as an independent contractor to either Emmis Entity or any Emmis Station. True and complete copies of the summary plan descriptions of all Emmis Benefit Plans, to the extent subject to ERISA, have been provided to the Bonneville Entities.

     (b) All Emmis Benefit Plans have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. Neither Emmis Entity nor any Related Person (as defined in the definition of Benefit Plans in Section 1.1) of an Emmis Entity has engaged in a transaction with respect to any Emmis Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against the Recipient Party, any Emmis Station or the Emmis Assets.

     (c) No Emmis Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

     (d) Neither Emmis Entity nor any Related Person of an Emmis Entity has, to the Emmis Entities’ Knowledge, incurred or expects to incur, with respect to any Multiemployer Plan covering any past or present employee at any Emmis Station, any material withdrawal liability under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of either Emmis Entity or one employer with either Emmis Entity under Section 4001 of ERISA.

     (e) All contributions required to have been made by each Emmis Entity or any Related Person under the terms of any Emmis Benefit Plan or applicable law have been timely made and all other contributions have been duly provided for on the Emmis Entity’s books and records.

     (f) Neither Emmis Entity nor any Related Person has any unfunded obligations (including projected obligations) for retiree health or life benefits under any Emmis Benefit Plan covering any of the current or former employees of either Emmis Entity now or previously employed at any Emmis Station, or the beneficiaries or dependents of any such employees or former employees, other than COBRA continuation coverage required by law.

     (g) Neither Emmis Entity nor any Related Person of an Emmis Entity, to the Emmis Entities’ Knowledge, has incurred any material liability under or pursuant to Part 4 of Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to any Emmis Benefit Plans and, to the Emmis Entities’ Knowledge, no event or condition has occurred or exists which would reasonably be expected to have a Material Adverse Effect with respect to the Emmis Stations.

3.16 Compliance with Law

     Subject to the Phoenix TBA, and except as specified on Schedule 3.16, the Emmis Entities have operated and are operating the Emmis Stations in all material respects in compliance with the Act and all other material federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and neither Emmis Entity has received any written notice of material noncompliance pertaining to the operation of any Emmis Station that has not been cured.

3.17 [INTENTIONALLY OMITTED]

3.18 Environmental Matters

     (a) Except as set forth on Schedule 3.18, the Emmis Entities have obtained all environmental, health and safety permits necessary for the operation of each Emmis Station, all such permits are valid and in full force and effect, and the Emmis Entities are in compliance in all material respects with all terms and conditions of such permits.

     (b) Except as set forth on Schedule 3.18, there is no proceeding pending or, to any Emmis Entity’s Knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Emmis Stations, and to each Emmis Entity’s Knowledge, there is no basis for any such proceeding.

     (c) Except as set forth on Schedule 3.18, to each Emmis Entity’s Knowledge, each Emmis Station has operated and is operating in all material respects in compliance with all material federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to such Emmis Station relating to environmental matters.

     (d) Except as set forth on Schedule 3.18, to each Emmis Entity’s Knowledge, there are no conditions or circumstances associated with the Emmis Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 3.18, no Emmis Station owns or uses any electrical or other equipment containing polychlorinated biphenyls.

     (e) For the purposes of this Section 3.18, (i) “hazardous materials” will mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, including but not limited to, friable asbestos, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, radon, lead and petroleum and petroleum byproducts, including oil or any fraction thereof, but excluding any such substances below applicable governmental action levels, or small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations, and (ii) “environmental law” means any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

     (f) Except as set forth on Schedule 3.18, with respect to the operation of any Emmis Station, neither Emmis Entity has filed or, to either Emmis Entity’s Knowledge, been required to file any notice under any applicable material law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §9601, et seq. (“CERCLA”) or any other applicable environmental law or regulation has been or, to any Emmis Entity’s Knowledge, was required to be filed.

     (g) Except as set forth on Schedule 3.18, neither Emmis Entity has received any notice letter under CERCLA or any other written notice, and, to each Emmis Entity’s Knowledge, there is no investigation pending or threatened, to the effect that any Emmis Entity has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon nor, to any Emmis Entity’s Knowledge, does there exist any basis for such investigation, in connection with the operation of the Emmis Stations.

     (h) To each Emmis Entity’s Knowledge, except as disclosed on Schedule 3.18, or in the environmental site assessments identified in Schedule 3.18, none of the Emmis Operating Assets contains any hazardous materials or underground storage tanks; and no underground storage tank disclosed on Schedule 3.18 leaks or has leaked. The Emmis Entities have furnished to the Bonneville Entities copies of the environment reports, studies or analyses related to the Emmis Operating Assets which are listed on Schedule 3.18. The Emmis Entities are not aware of the existence of any other environmental reports, studies or analyses related to the Emmis Operating Assets.

     3.19 Broker’s or Finder’s Fees.

     Except as set forth on Schedule 3.19, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Emmis Entity or any Affiliate of any Emmis Entity is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     3.20 Insurance.

     The Emmis Entities have in full force adequate insurance covering the Emmis Operating Assets relating to the Emmis Stations. The Emmis Entities also have in full force adequate workers compensation insurance and general liability insurance in amounts consistent with broadcasting industry standards for similar stations. All of such insurance policies are in full force and effect, and no person is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage thereunder.

     3.21 Transactions with Affiliates.

     Except as described on Schedule 3.21, no Emmis Entity has been involved in any business arrangement or relationship relating to any Emmis Station with any Affiliate of any Emmis Entity, and no Affiliate of any Emmis Entity owns any property or right, tangible or intangible, which is used in the operation of any Emmis Station or is material to the Emmis

Assets or the business, operations, financial condition or results of operations of any Emmis Station.

     3.22 Emmis Entities’ Qualification.

     Except as disclosed in Schedule 3.22 and as provided in Section 5.3, the Emmis Entities are, and at all times between the date hereof and up until and including the Closing will be, legally, financially and otherwise qualified under the Act, HSR Act and all rules, regulations and policies of the FCC, the Department of Justice, the Federal Trade Commission (the “FTC”) and any other governmental agency, to acquire and operate WLUP. Except as disclosed in Schedule 3.22, to the Knowledge of the Emmis Entities, there are no facts or proceedings which would reasonably be expected to disqualify the Emmis Entities under the Act or HSR Act or otherwise from acquiring or operating WLUP or would cause the FCC not to approve the assignment of the Bonneville FCC Licenses to Emmis License or the Department of Justice and the FTC not to allow the waiting period under the HSR Act to terminate within thirty (30) days of the filing provided for in Section 5.3. Except as disclosed in Schedule 3.22, the Emmis Entities have no Knowledge of any fact or circumstance relating to the Emmis Entities or any of the Emmis Entities’ Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the Bonneville FCC Licenses to Emmis License, (b) lead to a material delay in the processing by the FCC of the applications for such assignment or (c) lead to a material delay in the termination of the waiting period required by the HSR Act. Except as disclosed in Schedule 3.22, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the Bonneville FCC Licenses to Emmis License, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

     3.23 WARN Act.

     The Emmis Entities are not planning or contemplating and have not made or taken any decisions or actions concerning the employees of WLUP after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

     3.24 Certain Information Regarding Emmis Entities.

     Emmis Operating is the successor in all respects (having the same assets, liabilities and business) as Emmis Radio Corporation as a result of a conversion of that entity from a corporate form to a limited liability company form in compliance with Indiana law. Emmis Operating operates all the radio stations in the United States owned by Emmis Communications Corporation or its Affiliates except for the stations in Indianapolis and Terre Haute, Indiana, held by Emmis Indiana Broadcasting, L.P. and the stations held by Emmis Austin Radio Broadcasting Company, L.P. in Austin, Texas. Emmis License holds all of the licenses issued by the FCC for use in the operation of each radio station owned by Emmis Operating except for WQCD(FM) and WRKS (FM) in New York, New York.

     3.25 Exclusivity of Representations.

     THE REPRESENTATIONS AND WARRANTIES MADE BY THE EMMIS ENTITIES IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE CHICAGO TBA AND PHOENIX TBA) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE EMMIS ENTITIES HEREBY DISCLAIM ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BONNEVILLE ENTITIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE EMMIS OPERATING ASSETS IS TO BE TRANSFERRED TO BONNEVILLE INTERNATIONAL WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF THE BONNEVILLE ENTITIES

     The Bonneville Entities, jointly and severally, represent and warrant to the Emmis Entities as follows:

     4.1 Organization, Good Standing and Requisite Power.

     Each Bonneville Entity is a corporation duly organized, validly existing and in good standing under the laws of Utah, and has all requisite power to own, lease and operate the Bonneville Assets and carry on the business of WLUP. Bonneville International is duly licensed, qualified to do business and in good standing as a foreign entity under the laws of Arizona and Illinois.

     4.2 Authorization and Binding Effect of Documents.

     Each Bonneville Entity has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and each of the other Documents. The execution and delivery of this Agreement and each of the other Documents by each Bonneville Entity (as appropriate) and the consummation by each Bonneville Entity of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of each Bonneville Entity. This Agreement has been, and each of the other Documents at or prior to the Closing will be, duly executed and delivered by the appropriate Bonneville Entity. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Bonneville

Entity enforceable against such Bonneville Entity in accordance with its terms except as the enforceability of this Agreement or of any of the other Documents may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

     4.3 Absence of Conflicts.

     Except as set forth on Schedule 4.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Bonneville Entity of this Agreement and the other Documents, and consummation by each Bonneville Entity of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Bonneville Assets under, the provisions of the organizational documents of such Bonneville Entity, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Bonneville Entity is bound or affected, or any law, statute, rule, judgment, order, decree or other legal restriction of any government, governmental agency or court to which such Bonneville Entity is subject.

     4.4 Consents.

     Except as set forth on Schedule 4.3, Schedule 4.7(d) or Schedule 4.9, and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Bonneville Entity of this Agreement and the other Documents, and consummation by each Bonneville Entity of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

     4.5 Bonneville Assets; Title.

     (a) The Bonneville Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in, material to, or necessary for, the operation of WLUP as currently operated and as operated since January 1, 2004, with the exception of the Bonneville Excluded Assets and personnel.

     (b) The representations and warranties of the Bonneville Entities regarding title or rights to FCC Licenses, real property interests and Bonneville Intellectual Property are set forth in Sections 4.6, 4.9 and 4.10. With respect to all other Bonneville Assets, the Bonneville Entities own and have good title to, or a valid lessee’s or licensee’s interest (pursuant to one or more Bonneville Station Agreements included in the Bonneville Assets) in, all of such Bonneville Assets free and clear of all Liens except Permitted Liens. With respect to Bonneville Assets that are Chicago TBA Contracts, the representations and warranties under this Section 4.5(b) are made only as the end of the day prior to the Chicago TBA Effective Date.

     4.6 Bonneville FCC Licenses.

     Except as set forth on Schedule 4.6:

     (a) Bonneville Holding is the valid and legal holder of each of the FCC Licenses listed on Schedule 4.6 (collectively, the “Bonneville FCC Licenses”) free and clear of all Liens, and except as set forth on Schedule 4.6, any action of the FCC with respect to each Bonneville FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each main Bonneville FCC License is shown on Schedule 4.6.

     (b) The Bonneville FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of WLUP under the Act, and (ii) constitute all the currently in effect licenses and authorizations, including amendments and modifications thereto, issued by the FCC for the operation of WLUP.

     (c) Other than as set forth in the Bonneville FCC Licenses or restrictions applicable to the radio broadcast industry generally, none of the Bonneville FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of WLUP as now conducted, and as of the Closing Date, none of the Bonneville FCC Licenses will be subject to any restriction or condition which would limit in any material respect the full operation of WLUP as currently operated and as operated since January 1, 2004.

     (d) Subject to the Chicago TBA, WLUP is being operated by Bonneville International in all material respects in accordance with the terms and conditions of the Bonneville FCC Licenses and the Act, including but not limited to those pertaining to RF emissions; and, to the Knowledge of the Bonneville Entities, WLUP is not causing material interference to other stations, and is not experiencing material interference from other stations, in violation of the Act.

     (e) No applications, complaints or proceedings are pending or, to the Knowledge of any Bonneville Entity, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Bonneville FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to WLUP or its operation, other than actions or proceedings affecting the radio broadcasting industry in general.

     (f) To the Knowledge of any Bonneville Entity, the Bonneville Entities have complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to WLUP, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

     (g) Other than actions or proceedings affecting the radio broadcasting industry in general or facts relating to the Emmis Entities, no Bonneville Entity has Knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the Bonneville FCC Licenses or the imposition of any material fines or forfeitures by the FCC against any Bonneville Entity, or (ii) which might reasonably be expected to result in the FCC’s denial or delay of approval of the assignment to the Emmis Entities of any Bonneville FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to the Emmis Entities of any Bonneville FCC License.

     (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to WLUP or its operation.

     (i) True, complete and accurate copies of all Bonneville FCC Licenses material to the operation of WLUP have been delivered by the Bonneville Entities to the Emmis Entities.

     (j) Except for the Bonneville FCC Licenses and the Bonneville Permits identified on Schedule 4.6, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of WLUP as previously and currently operated by the Bonneville Entities.

     4.7 Station Agreements.

     (a) Schedule 4.7(a) lists all Trade Agreements of WLUP as of the end of the day prior to the Chicago TBA Effective Date, and sets forth the parties thereto, the contracted value of the remaining time required to be provided from and after the date noted on such Schedule and the contracted value of the goods or services to be received by Bonneville International from and after the date noted on such Schedule. True and complete copies of all such written Trade Agreements in effect as of such date involving broadcast time of more than $25,000, and true and accurate summaries of all such Trade Agreements that are oral, including all related amendments, modifications and supplements, have been delivered to the Emmis Entities. Schedule 4.7(a) identifies those Trade Agreements which relate in part to any station other than WLUP.

     (b) Schedule 4.7(b) lists all the following types of agreements used in or relating to the operation of WLUP as of the date of this Agreement (including the Station Agreements assigned under the Chicago TBA):

     (i) Agreements for sale of broadcast time on WLUP for monetary consideration that (A) are not terminable by the Bonneville Entities without charge or penalty upon thirty (30) days’ or less prior written notice, and (B) involve broadcast time of more than $25,000;

     (ii) All network affiliation agreements;

     (iii) All sales agency or advertising representation contracts;

     (iv) Each lease of any Bonneville Asset (including a description of the property leased thereunder) other than such agreements not requiring expenditures of more than $25,000 in any calendar year and having a term (after taking into account any cancellation right of the Bonneville Entities without charge or penalty) of one (1) year or less except for the Bonneville Real Property Leases listed on Schedule 4.9;

     (v) All collective bargaining agreements;

     (vi) All severance agreements, employment agreements, talent agreements and agreements with independent contractors, other than such agreements that (A) do not provide for any severance payments or benefits, (B) do not require expenditures of more than $25,000 in any calendar year and (C) have a term (after taking into account any cancellation right of the Bonneville Entities without charge or penalty) of one (1) year or less;

     (vii) All agreements requiring WLUP or either Bonneville Entity to acquire goods or services exclusively from a single supplier or provider, or prohibiting WLUP or either Bonneville Entity from providing certain goods or services to any Person other than a specified Person;

     (viii) All agreements that have a remaining term (after taking into account any cancellation rights of the Bonneville Entities without charge or penalty) of more than one (1) year or involve a commitment of more than $25,000; and

     (ix) Any other agreement that is material to the business, operations, financial condition or results of operations of WLUP.

Schedule 4.7(b) lists those Station Agreements relating in part to any station other than WLUP. True and complete copies of all the foregoing Bonneville Station Agreements that are in writing, and true and accurate summaries of all the foregoing Bonneville Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to the Emmis Entities. The Bonneville Station Agreements that are not described in Section 4.7(a) or in the foregoing clauses (i) through (ix) of this Section 4.7(b) (without regard to the monetary thresholds set forth in Section 4.7(a) or in such clauses of Section 4.7(b)) do not involve commitments by parties thereto with an aggregate fair market value of more than $150,000.

     (c) Schedule 4.7(c) lists all of the contracts and agreements used in or relating to the operation of WLUP immediately prior to the Chicago TBA Effective Date to which an Affiliate of any Bonneville Entity is a party. True and complete copies of those in writing have been delivered to the Emmis Entities, and summaries of those that are oral are set forth on Schedule 4.7(c).

     (d) Except as set forth on Schedule 4.7(d) and any other Schedule that relates to any Bonneville Station Agreement, with respect to the Bonneville Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of WLUP, (i) such Bonneville Station Agreements are valid, binding, in full force and effect, and enforceable against the relevant Bonneville Entity in accordance with their terms except as the enforceability of such Bonneville Station Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies; (ii) neither the Bonneville Entities nor, to the Knowledge of any Bonneville Entity, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, or permit termination, modification or acceleration of, any such Bonneville Station Agreements; (iii) neither the Bonneville Entities nor any Affiliate of the Bonneville Entities has granted or been granted any material waiver or forbearance with respect to any such Bonneville Station Agreements not reflected in an amendment or modification; (iv) the Bonneville Entities hold the right to enforce and receive the benefits under all such Bonneville Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of any Bonneville Entity or any Affiliate of any Bonneville Entity under any such Bonneville Station Agreements is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 4.7(a), 4.7(b) or 4.9, no such Bonneville Station Agreement requires the consent or approval by any party to such agreement for the consummation of the transactions contemplated by this Agreement. The foregoing to the contrary notwithstanding, (i) with respect to Bonneville Station Agreements that are Chicago TBA Contracts, the representations and warranties under this Section 4.7(d) are made only as of the end of the day prior to the Chicago TBA Effective Date, and (ii) the Bonneville Entities make no representations or warranties regarding the Station Agreements involving the AON Building.

     (e) During the period commencing on the Chicago TBA Effective Date, no Bonneville Entity has entered into, modified, amended, renewed, extended or terminated any WLUP Station Agreement to be assigned to and assumed by the Emmis Entities pursuant to this Agreement except in accordance with this Agreement (including Section 5.1).

     4.8 Tangible Personal Property.

     (a) Section 2.1(b)(i) lists all tangible personal property (other than the Bonneville Excluded Assets, office supplies and other incidental items) included in the Bonneville Assets.

     (b) Except as specified on Schedule 4.8, the Bonneville Assets that consist of equipment have been properly maintained in all material respects in accordance with industry practices, are in a good state of repair and operating condition (subject to ordinary wear and tear), and comply in all material respects with the Act and other applicable material laws, rules, regulations and ordinances.

     (c) The tangible Bonneville Assets include all tangible assets necessary to operate WLUP other than the Bonneville Excluded Assets.

     4.9 Bonneville Real Property.

     (a) The list of real property set forth on Schedule 4.9 is a correct and complete list of all of the interests in real estate used or held for use by either Bonneville Entity to any material extent in the operation of WLUP. Neither Bonneville Entity owns any real property in fee principally used in the operation of WLUP. To each Bonneville Entity’s Knowledge, except as set forth on Schedule 4.9, there is no pending, threatened or contemplated action to take by eminent domain or to condemn any of the real property used in the operation of WLUP.

     (b) Each lease (including all amendments, modifications, supplements, and subleases) under which either Bonneville Entity leases an interest in any real property used or held for use by either Bonneville Entity to any material extent in the operation of WLUP (each, a “Bonneville Real Property Lease”) is specified, and each such leased real property, including but not limited to studio and office space and each transmitter or antenna site (the “Bonneville Leased Real Property”), and its use by any Bonneville Entity are identified, on Schedule 4.9. Except as set forth on such Schedule, such Bonneville Entity holds good title to the lessee’s interest under each Bonneville Real Property Lease free and clear of all Liens except Permitted Liens, but subject to the terms and provisions of each Bonneville Real Property Lease and any Liens on the interest of each owner or other party through which such Bonneville Entity directly or indirectly derives its interest as lessee or sublessee. True and complete copies of all Bonneville Real Property Leases, including all amendments, modifications and supplements, together with all surveys and real property records in the possession of any Bonneville Entity related to any real property subject to a Bonneville Real Property Lease, have been delivered to the Emmis Entities.

     (c) Except as set forth on Schedule 4.9, (i) each Bonneville Real Property Lease is legal, valid, binding, in full force and effect, and enforceable against the landlord thereunder in accordance with its terms; (ii) neither the Bonneville Entities nor, to the Knowledge of any Bonneville Entity, any other party is in material default under any Bonneville Real Property Lease; (iii) to the Knowledge of each Bonneville Entity, no event has occurred that, after the giving of notice or the lapse of time or both, would constitute a material default by any party under or give rise to any right of termination, modification or acceleration, or result in the material breach by any party of, any Bonneville Real Property Lease, and no Bonneville Entity has received or given notice alleging any such event has occurred; (iv) none of the rights of the Bonneville Entities under any Bonneville Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Bonneville Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) no Bonneville Entity has granted or been granted any waiver or forbearance with respect to any Bonneville Real Property Lease except as contained in amendments or modifications. To each Bonneville Entity’s Knowledge, (i) no party to any Bonneville Real Property Lease has repudiated any portion thereof, and (ii) there are no unresolved disputes or oral agreements currently in effect to which either Bonneville Entity is a party pertaining to any Bonneville Real Property Lease.

     (d) Except as set forth on Schedule 4.9, all improvements owned by either Bonneville Entity located on the Bonneville Leased Real Property are in good working condition and repair (subject to ordinary wear and tear) and are in compliance in all material respects with applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations. The use by any Bonneville Entity of each portion of the Bonneville Leased Real Property complies in all material respects with applicable zoning and land use laws, ordinances and regulations.

     4.10 Intellectual Property.

     Other than Bonneville Excluded Assets, Schedule 4.10 lists all material trade names, trademarks, service marks, copyrights and patents principally used in the operation of WLUP, including all registrations, applications and licenses for any of the Bonneville Intellectual Property. Except as disclosed on Schedule 4.10:

     (a) To the Knowledge of each Bonneville Entity, the Bonneville Entities own, free and clear of Liens other than Permitted Liens, all right and interest in, and right and authority to use, or has a valid license to use, in connection with the conduct of the business of WLUP as presently conducted, all of the Bonneville Intellectual Property listed on Schedule 4.10, and all of the rights and properties constituting a part of the Bonneville Intellectual Property are in full force and effect.

     (b) There are no outstanding or, to the Knowledge of any Bonneville Entity, threatened judicial or adversary proceedings with respect to any of the Bonneville Intellectual Property.

     (c) No Bonneville Entity has granted to any other person or entity any license or other right or interest in or to any of the Bonneville Intellectual Property or to the use thereof.

     (d) No Bonneville Entity has Knowledge of any infringement or unlawful use of any of the Bonneville Intellectual Property.

     (e) To each Bonneville Entity’s Knowledge, no Bonneville Entity has violated any provisions of the Copyright Act of 1976, 17 U.S.C. §101, et seq., in any material respect with regard to the Bonneville Intellectual Property.

     (f) The Bonneville Entities have delivered to the Emmis Entities copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Bonneville Intellectual Property.

     4.11 WLUP Financial Condition.

     Attached as Schedule 4.11 are the unaudited statements of income of WLUP for the year ended December 31, 2003, and the interim period ended November 30, 2004. Such statements (the “WLUP Statements”) (i) are in accordance with the books and records of Bonneville International pertaining to WLUP, (ii) have been prepared in accordance with GAAP consistently applied, and (iii) accurately reflect the results of operations of WLUP for the periods covered, in accordance with GAAP, except that the WLUP Statements do not include (A) balance sheets or statements of cash flows, (B) federal income tax expense or benefit, (C) interest income and expense, (D) disclosures required by GAAP in notes accompanying financial statements, (E) retiree benefit expense (pension, health insurance, etc.), (F) expense associated with the corporate operations of Bonneville International generally, and (G) trade (barter) programming expense or revenue.

     4.12 Absence of Certain Changes or Events.

     Since June 30, 2004, and through the date of this Agreement, other than as described on Schedule 4.12 or caused by or arising from any Emmis Entity’s action or failure to perform under the Chicago TBA:

     (a) There has not been any damage, destruction or other casualty loss with respect to the Bonneville Assets (whether or not covered by insurance) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     (b) None of the Bonneville Entities or WLUP has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     (c) With respect to WLUP, no Bonneville Entity has:

     (i) amended, terminated, renewed or taken any action or inaction that would result in an amendment, termination or renewal of any Bonneville Station Agreement, nor has such action been taken by any other party, except in the ordinary course of business consistent with past practices, or any Bonneville Real Property Lease (other than any amendment noted on Schedule 4.9);

     (ii) mortgaged, pledged or subjected to any Lien, any of the Bonneville Assets, except for Permitted Liens;

     (iii) acquired or disposed of any Bonneville Assets or entered into any agreement or other arrangement for such acquisition or disposition, except for immaterial amounts in the ordinary course of business consistent with past practices;

     (iv) entered into any agreement, commitment or other transaction except the Chicago TBA and those that (A) were entered into in the ordinary course of business consistent with past practice or (B) are not material to the assets, business, operations, results of operations or financial condition of WLUP;

     (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

     (vi) adopted, amended or renewed any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

     (vii) entered into any agreement (other than agreements that will be terminated prior to the Closing) with any Affiliate of any Bonneville Entity;

     (viii) operated its business other than in the ordinary course consistent with past practices and, after the Chicago TBA Effective Date, as otherwise contemplated by the Chicago TBA; or

     (ix) committed to undertake any of the foregoing.

     4.13 Litigation.

     Except as described in Schedule 4.13 or caused by or arising from any Emmis Entity’s action or failure to perform under the Chicago TBA, (i) there are no actions, suits, claims, investigations or administrative or arbitration proceedings pending or, to the Knowledge of any Bonneville Entity, threatened against any Bonneville Entity before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to WLUP or the Bonneville Assets; (ii) neither any Bonneville Entity nor, to the Knowledge of any Bonneville Entity, any of the officers or employees of any Bonneville Entity, has been charged with, or to the Knowledge of any Bonneville Entity, is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer’s or employee’s employment at WLUP; and (iii) neither any Bonneville Entity, any properties or assets of any Bonneville Entity nor, to the Knowledge of any Bonneville Entity, any officer or employee of any Bonneville Entity is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of any Bonneville Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of any Bonneville Entity to perform its obligations hereunder and consummate the transactions contemplated hereby.

     4.14 Labor Matters.

     (a) Except as listed on Schedule 4.14(a), as of the Chicago TBA Agreement Effective Date:

     (i) To each Bonneville Entity’s Knowledge, no present or former employee or independent contractor of WLUP has a pending claim or charge which has been asserted or threatened against any Bonneville Entity for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any material violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any material violation of occupational safety or health standards.

     (ii) There is not pending or, to the Knowledge of either Bonneville Entity, threatened against either Bonneville Entity any labor dispute, strike or work stoppage that affects or interferes or is reasonably likely to affect or interfere with the operation of WLUP, and no Bonneville Entity has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of WLUP. There are no material unresolved unfair labor charges against any Bonneville Entity, and no Bonneville Entity has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months with respect to WLUP.

     (b) Except as set forth on Schedule 4.7(b), no Bonneville Entity is a signatory or a party to, or otherwise bound by, a collective bargaining agreement now in effect which covers employees or former employees of WLUP. Except as set forth on Schedule 4.14(b), (i) no Bonneville Entity has agreed to recognize any union or other collective bargaining unit with respect to any employees of WLUP, and (ii) no union or other collective bargaining unit has been certified as representing any employees of WLUP.

     (c) Schedule 4.14(c) sets forth a true and complete list, as of the day preceding the Chicago TBA Effective Date, of all persons employed by a Bonneville Entity in connection with the operation of WLUP who earn more than $15,000 per year, and states for each such employee the date hired, the level of compensation (including any projected bonus) payable to such employee (limited in the case of each employee who is compensated on a commission basis to a description of the manner in which such commissions are determined and the specification of compensation earned by such employee in 2003), and whether such employee is employed under a written contract or is covered by a written severance agreement. Except pursuant to written employment agreements or written severance agreements listed on Schedule 4.7(b), or on Schedule 4.4 to the Chicago TBA, the only severance obligations of the Bonneville Entities with respect to employees at WLUP are set forth on Schedule 4.14(c). A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of WLUP has been delivered to the Emmis Entities.

     4.15 Employee Benefit Plans.

     (a) All Benefit Plans with respect to WLUP are disclosed in Schedule 4.15 (each, an “Bonneville Benefit Plan”). Except pursuant to a Bonneville Benefit Plan disclosed in Schedule 4.15 or any agreements disclosed in Schedule 4.7(b), the Bonneville Entities have no fixed or contingent liability or obligation to any of the current or former employees of either Bonneville Entity now or previously employed at WLUP, or the beneficiaries or dependents of any such employees or former employees, or to any person whose services are or were provided principally for WLUP as an independent contractor to either Bonneville Entity or WLUP. True and complete copies of the summary plan descriptions of all Bonneville Benefit Plans, to the extent subject to ERISA, have been provided to the Emmis Entities.

     (b) All Bonneville Benefit Plans have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. Neither Bonneville Entity nor any Related Person (as defined in the definition of Benefit Plans in Section 1.1) of a Bonneville Entity has engaged in a transaction with respect to any Bonneville Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against the Recipient Party, WLUP or the Bonneville Assets.

     (c) Except as indicated on Schedule 4.15, No Bonneville Benefit Plan is a Multiemployer Plan.

     (d) Neither Bonneville Entity nor any Related Person of a Bonneville Entity has, to the Bonneville Entities’ Knowledge, incurred or expects to incur, with respect to any Multiemployer Plan covering any past or present employee at WLUP, any material withdrawal liability under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of either Bonneville Entity or one employer with either Bonneville Entity under Section 4001 of ERISA.

     (e) All contributions required to have been made by each Bonneville Entity under the terms of each Bonneville Benefit Plan or applicable law have been timely made and all other contributions have been duly provided for on the Bonneville Entity’s books and records.

     (f) Neither Bonneville Entity has any unfunded obligations (including projected obligations) for retiree health or life benefits under any Bonneville Benefit Plan covering any of the current or former employees of either Bonneville Entity now or previously employed at WLUP, or the beneficiaries or dependents of any such employees or former employees, other than COBRA continuation coverage required by law.

     (g) Neither Bonneville Entity nor any Related Person of an Bonneville Entity, to the Bonneville Entities’ Knowledge, has incurred any material liability under or pursuant to Part 4 of Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to any Bonneville Benefit Plans and, to the Bonneville Entities’ Knowledge, no event or condition has occurred or exists which would reasonably be expected to have a Material Adverse Effect with respect to WLUP.

     4.16 Compliance with Law.

     Subject to the Chicago TBA, and except as specified on Schedule 4.16, the Bonneville Entities have operated and are operating WLUP in all material respects in compliance with the Act and all other material federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and neither Bonneville Entity has received any written notice of material noncompliance pertaining to the operation of WLUP that has not been cured.

     4.17 [INTENTIONALLY OMITTED]

     4.18 Environmental Matters.

     (a) Except as set forth on Schedule 4.18, the Bonneville Entities have obtained all environmental, health and safety permits necessary for the operation of WLUP, all such permits are valid and in full force and effect, and the Bonneville Entities are in compliance in all material respects with all terms and conditions of such permits.

     (b) Except as set forth on Schedule 4.18, there is no proceeding pending or, to any Bonneville Entity’s Knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of WLUP, and to each Bonneville Entity’s Knowledge, there is no basis for any such proceeding.

     (c) Except as set forth on Schedule 4.18, to each Bonneville Entity’s Knowledge, each Bonneville Entity has operated and is operating WLUP in all material respects in compliance with all material federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to such Bonneville Entity relating to environmental matters.

     (d) Except as set forth on Schedule 4.18, to each Bonneville Entity’s Knowledge, there are no conditions or circumstances associated with the Bonneville Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 4.18, no Bonneville Entity owns or uses any electrical or other equipment containing polychlorinated biphenyls in connection with operation of WLUP.

     (e) For the purposes of this Section 4.18, (i) “hazardous materials” will mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, including but not limited to, friable asbestos, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, radon, lead and petroleum and petroleum byproducts, including oil or any fraction thereof, but excluding any such substances below applicable governmental action levels, or small quantities of maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations, and (ii) “environmental law” means any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

     (f) Except as set forth on Schedule 4.18, with respect to the operation of WLUP, neither Bonneville Entity has filed or, to either Bonneville Entity’s Knowledge, been required to file any notice under any applicable material law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of CERCLA or any other applicable environmental law or regulation has been or, to any Bonneville Entity’s Knowledge, was required to be filed.

     (g) Except as set forth on Schedule 4.18, neither Bonneville Entity has received any notice letter under CERCLA or any other written notice, and, to each Bonneville Entity’s Knowledge, there is no investigation pending or threatened, to the effect that any Bonneville Entity has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon nor, to any Bonneville Entity’s Knowledge, does there exist any basis for such investigation in connection with the operation of WLUP.

     (h) To each Bonneville Entity’s Knowledge, except as identified on Schedule 4.18, none of the Bonneville Operating Assets contains any hazardous materials or underground storage tanks; and no underground storage tank disclosed on Schedule 4.18 leaks or has leaked. The Bonneville Entities have furnished to the Emmis Entities copies of the environment reports, studies or analyses related to the Bonneville Operating Assets which are listed on Schedule 4.18. The Bonneville Entities are not aware of the existence of any other environmental reports, studies or analyses related to the Bonneville Operating Assets.

     4.19 Broker’s or Finder’s Fees.

     Except as set forth on Schedule 4.19, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Bonneville Entity or any Affiliate of any Bonneville Entity is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     4.20 Insurance.

     Bonneville International has in full force adequate insurance covering the Bonneville Operating Assets relating to WLUP. Bonneville International also has in full force adequate workers compensation insurance and general liability insurance in amounts consistent with broadcasting industry standards for similar stations. All of such insurance policies are in full force and effect, and no Bonneville Entity is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage thereunder.

     4.21 Transactions with Affiliates.

     Except as described on Schedule 4.21, no Bonneville Entity has been involved in any business arrangement or relationship relating to WLUP with any Affiliate of any Bonneville Entity, and no Affiliate of any Bonneville Entity owns any property or right, tangible or intangible, which is used in the operation of WLUP or is material to the Bonneville Assets or the business, operations, financial condition or results of operations of WLUP.

     4.22 Bonneville Entities’ Qualification.

     Except as disclosed in Schedule 4.22 and as provided in Section 5.3, the Bonneville Entities are, and at all times between the date hereof and up until and including the Closing will be, legally, financially and otherwise qualified under the Act, HSR Act and all rules, regulations and policies of the FCC, the Department of Justice, the FTC and any other governmental agency, to acquire and operate the Emmis Stations. Except as disclosed in Schedule 4.22, to the Knowledge of the Bonneville Entities, there are no facts or proceedings which would reasonably be expected to disqualify the Bonneville Entities under the Act or HSR Act or otherwise from acquiring or operating the Emmis Stations or would cause the FCC not to approve the assignment of the Emmis FCC Licenses to the Bonneville Holding or the Department of Justice and the FTC not to allow the waiting period under the HSR Act to terminate within thirty (30) days of the filing provided for in Section 5.3. Except as disclosed in Schedule 4.22, the Bonneville Entities have no Knowledge of any fact or circumstance relating to the Bonneville Entities or any of the Bonneville Entities’ Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the Emmis FCC Licenses to Bonneville Holding, (b) lead to a material delay in the processing by the FCC of the applications for such assignment or (c) lead to a material delay in the termination of the waiting period required by the HSR Act. Except as disclosed in Schedule 4.22, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the Emmis FCC Licenses to Bonneville Holding, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

     4.23 WARN Act.

     The Bonneville Entities are not planning or contemplating and have not made or taken any decisions or actions concerning the employees of the Emmis Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state law.

     4.24 Exclusivity of Representations.

     THE REPRESENTATIONS AND WARRANTIES MADE BY THE BONNEVILLE ENTITIES IN THIS AGREEMENT OR PURSUANT TO THIS AGREEMENT IN WRITING (AND IN THE CHICAGO TBA AND PHOENIX TBA) ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. THE BONNEVILLE ENTITIES HEREBY DISCLAIM ANY SUCH OTHER IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE EMMIS ENTITIES OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING, WITHOUT LIMITATION, ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE BONNEVILLE OPERATING ASSETS IS TO BE TRANSFERRED TO EMMIS OPERATING WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE, ALL OF WHICH IS HEREBY DISCLAIMED.

ARTICLE V.
OTHER COVENANTS

     5.1 Conduct of Each Station’s Business Prior to the Closing Date.

     Subject to the Chicago TBA or Phoenix TBA, as applicable, each Transferring Party covenants and agrees with the Recipient Party that from the date of this Agreement through the Closing Date, or the termination of this Agreement if earlier, unless the Recipient Party otherwise consents in writing (which consent will not be unreasonably withheld, delayed or conditioned), the Transferring Party will:

     (a) Operate each Station of the Transferring Party in the ordinary course of business consistent with past practices, including (i) incurring promotional expenses substantially consistent with the amount currently budgeted, (ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace assets that are damaged or destroyed, (iii) using commercially reasonable efforts to preserve the Station’s present business operations, inventory levels, organization and goodwill, if any, and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Station consistent in all material respects with the type and quantity of the Station’s programming consistent with past practice, and (iv) continuing the Station’s usual and customary policy with respect to extending credit, writing of sales orders and collection of accounts receivable and the maintenance of its facilities and equipment;

     (b) Operate each Station and otherwise conduct business of the Station in all material respects in compliance with the terms or conditions of the Station’s FCC Licenses, the Act, and all other material rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station;

     (c) Maintain each Station’s books and records in accordance with GAAP on a basis consistent with prior periods;

     (d) Promptly notify the Recipient Party in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Transferring Party’s Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of any Station;

     (e) Timely comply in all material respects with the Transferring Party’s Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of any Station;

     (f) Not sell, lease, or grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Exchange Assets used or held for use in connection with any Station except for dispositions of assets that (i) are in the ordinary course of business consistent with past practice and (ii) if material, are replaced by similar assets of substantially equal or greater value or utility;

     (g) Not amend, enter into, renew, terminate early, or extend any agreement that would constitute a Transferring Party’s Station Agreement, including but not limited to any personal property lease, studio or office lease; antenna or transmitter space lease, network affiliation agreement, programming agreement, employment or talent agreement, or severance agreement;

     (h) Maintain in good operating condition and repair (except for ordinary wear and tear) the equipment that constitutes part of the Exchange Assets related to any Station and maintain the real property used in the operation of any Station (limited, however, in the case of leased real property, to maintenance required to be performed by the lessee under the terms of the applicable lease), including all of the improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and not demolish or remove any of the existing improvements, or erect new improvements on such real property or any portion thereof;

     (i) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of any Station, except in the ordinary course of business consistent with past practice or as required by an employment or consulting agreement or in connection with and commensurate with a change in responsibility;

     (j) Not enter into any agreement relating to any Station (other than agreements that will be terminated prior to Closing) with any Affiliate of the owner or operator of the Station;

     (k) Except as required by law, not voluntarily enter into or amend any collective bargaining agreement applicable to any employees of any Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of any Station to provide that it will be binding upon any “successor” employer or such employees;

     (l) Not impose or permit to exist any new Lien upon any of Exchange Assets (unless such Lien will be extinguished prior to the Closing); and

     (m) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement.

     The foregoing covenants of the Bonneville Entities will be subject to the Chicago TBA and the Bonneville Entities will not be in breach of such covenants as a result of any Emmis Entity’s action or failure to perform under the Chicago TBA. The foregoing covenants of the Emmis Entities will be subject to the Phoenix TBA and the Emmis Entities will not be in breach of such covenants as a result of any Bonneville Entity’s action or failure to perform under the Phoenix TBA.

     5.2 Notification of Certain Matters.

     Each Party to this Agreement will give prompt notice to the other Party of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any Party under this Agreement. No disclosure by any Party pursuant to this Section 5.2, however, shall be deemed to amend or supplement any schedule provided by such Party or to correct or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.3 HSR Filings.

     The Emmis Entities and Bonneville Entities have previously made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in connection with the transactions contemplated by this Agreement (the “HSR Filings”). The HSR Filings were made based on and as prescribed in the letter of intent dated October 4, 2004, between the Emmis Entities and the Bonneville Entities. The Emmis Entities and Bonneville Entities will use their commercially reasonable efforts to diligently take, or to fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act; provided, however, that the Bonneville Entities will not be required to disclose financial information regarding the Corporation of the President of the Church of Jesus Christ of Latter-Day Saints and its subsidiaries and affiliates (other than the Bonneville Entities) to any regulatory agency.

     5.4 FCC Filing.

     (a) The Emmis Entities and the Bonneville Entities have previously filed all applications with the FCC necessary to obtain the FCC Order, and will cooperate in taking all commercially reasonable action necessary and proper to promptly obtain the FCC Order without a Material Adverse Condition and to cause the FCC Order to become a Final Action as soon as practicable, provided that commercially reasonable action will not include payment or providing of material consideration to settle with an objecting party. The Emmis Entities and Bonneville Entities will oppose and file such papers and pleadings with the FCC or other appropriate forum opposing and objecting to any petitions to deny or other objections filed with respect to the application for the FCC Order and any requests for reconsideration or judicial review of the FCC Order.

     (b) If the Closing has not occurred for any reason within the original effective period of the FCC Order, and neither Party has terminated this Agreement under Article X, the Parties will jointly request an extension of the effective period of the FCC Order. No extension of the effective period of the FCC Order will limit the exercise by either Party of its right to terminate the Agreement under Article X.

     (c) The Emmis Entities and Bonneville Entities agree to cooperate in taking such action as necessary and appropriate to change, prior to Closing, the association of the FCC License identified on Schedule 5.4(c) in the manner described on such Schedule.

     5.5 Title; Additional Documents.

     Except to the extent already effected pursuant to either the Chicago TBA or Phoenix TBA, at the Closing, each Transferring Party will transfer and convey to the Recipient Party good (and, in the case of fee simple real property, marketable) title to all of the Exchange Assets of the Transferring Party free and clear of any Liens, except (i) Permitted Liens and (ii) any Liens on the interest of each owner or other party through which the Transferring Party directly or indirectly derives its interest as lessee or sublessee under any lease or sublease included in the Transferring Party’s Exchange Assets. Each Transferring Party will, upon request of the Recipient Party, execute or cause to be executed such documents, in addition to those delivered at the Closing or in connection with either the Chicago TBA or Phoenix TBA, that are necessary to confirm in the Recipient Party such title to the Exchange Assets of the Transferring Party and to carry out the purposes and intent of this Agreement, which documents will be in a form reasonably acceptable to the Transferring Party and the Recipient Party. Each Recipient Party will execute or cause to be executed such documents, in addition to those delivered at the Closing or in connection with either the Chicago TBA or Phoenix TBA, that are necessary to confirm the Recipient Party’s assumption of the Recipient Party’s Assumed Obligations, which documents will be in a form reasonably acceptable to the Transferring Party and the Recipient Party.

     5.6 Consents.

     Each Transferring Party will use its commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Transferring Party’s Station Agreements without any condition or modification adverse to the Recipient Party or any Station to be conveyed to the Recipient Party pursuant to this Agreement, and each Recipient Party will cooperate as reasonably requested by the Transferring Party in assisting the Transferring Party to obtain such consents. Neither the Transferring Party nor the Recipient Party will be required to pay or grant any material consideration or divulge any confidential information or otherwise unduly prejudice itself in order for the Transferring Party to obtain any such consent or waiver, except that the Transferring Party will be required to obtain releases of Liens which encumber any of the Transferring Party’s Exchange Assets (other than Permitted Liens and any Liens on the interest of each owner or other party through which the Transferring Party directly or indirectly derives its interest as lessee or sublessee under any lease or sublease included in the Transferring Party’s Exchange Assets). Except as otherwise specifically provided in this Agreement or another Document signed by the Parties, a Transferring Party will be liable to a Recipient Party for any breach of an assigned Transferring Party’s Station Agreement due to failure to obtain such consent. To the extent that a third-party consent is required under this Agreement and a third-party will provide it only using its own form or under certain conditions, absent separate written agreement with respect to such consent by Emmis Operating and Bonneville International, the allocation of liability and obligations under the Transferring Party’s Station Agreements as between the Emmis Entities and the

Bonneville Entities shall remain as provided in this Agreement regardless of the form or terms of such consent.

     5.7 Inspection and Access; Financial Information.

     Each Transferring Party will, prior to the Closing Date, make available the assets, books, accounting records, correspondence and files of the Emmis Stations and WLUP (to the extent related to the operation thereof) for examination by the Recipient Party, its officers, attorneys, accountants and agents, with the right to make copies of all or portions of such books, records and files. Such access will be available during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of any Station. If the Closing occurs, the books, records and files that are not part of but relate to the Exchange Assets conveyed by a Transferring Party will be preserved and maintained by the Transferring Party for four (4) years after the Closing, and the books, records and files that are part of the Exchange Assets conveyed to a Recipient Party will be maintained and preserved by the Recipient Party for a period of four (4) years after the Closing. Each such Party will give the other Party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other Party’s expense to copy, such books and records retained by it as reasonably requested by the other Party.

     5.8 Confidentiality.

     Subject to Section 5.15, all information delivered or made available to a Recipient Party or a Recipient Party’s representatives or otherwise disclosed in writing by the Transferring Party (or its representatives) before or after the date of this Agreement, in connection with the transactions contemplated by this Agreement, will be kept confidential by the Recipient Party and its representatives and will not be used or disclosed to any third party other than as contemplated by this Agreement, except to the extent (i) such information was otherwise publicly available when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to the Recipient Party or its Affiliates, (iii) such information is required to be disclosed by law, judicial or other governmental rule or order, or the rules of any stock exchange, or (iv) such duty as to confidentiality is waived in writing by the Transferring Party. In the event of termination of this Agreement, upon a Transferring Party’s written request, the Recipient Party will promptly deliver to the other all such information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in such Party’s possession or in the possession of any of its representatives or Affiliates.

     5.9 Publicity.

     The Parties agree that no public release or announcement concerning the transactions contemplated hereby will be issued by any Party without the prior written consent of the other Party (which will not be unreasonably withheld), except as required by law or applicable regulations, in which case the Party issuing the press release or announcement will provide the other Party with a copy thereof sufficiently in advance of such issuance to permit the other Party to comment thereon.

     5.10 Material Adverse Effect.

     The Emmis Entities and the Bonneville Entities will promptly notify the other Party of any event of which the Emmis Entities or the Bonneville Entities, as the case may be, obtain Knowledge which has had or could reasonably be expected to have Material Adverse Effect with respect to either the Emmis Stations or WLUP.

     5.11 Commercially Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     5.12 FCC Reports and Applications.

     Each Transferring Party will file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to each Station of the Transferring Party. In addition, each Transferring Party will timely file all applications necessary for renewal of any of the FCC Licenses used in the operation of any Station of the Transferring Party, will prosecute each such application with diligence, will in each case seek renewal for a full term, and will diligently oppose any objection to, appeal from or petition to reconsider the grant of any such renewal application.

     5.13 Tax Returns and Payments.

     Each Transferring Party will timely file with the appropriate governmental agencies all Tax Returns required to be filed with respect to each Station of the Transferring Party prior to the Closing and timely pay all Taxes reflected on such Tax Returns as owing.

     5.14 No Solicitation.

     From the date hereof until the earlier of the Closing or termination of this Agreement, no Transferring Party or any Affiliate of a Transferring Party will directly or indirectly (i) knowingly discuss, solicit or encourage any proposal or offer from any Person relating specifically to the acquisition or purchase of any interest in the Transferring Party or any of the Transferring Party’s Exchange Assets (except in compliance with Section 5.1(f)), or any merger, consolidation or other business combination with the Transferring Party (each an “Acquisition Proposal”), or (ii) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition Proposal.

     5.15 Audited Financial Statements.

     The Bonneville Entities recognize that the Emmis Entities are indirect, wholly-owned subsidiaries of Emmis Communications Corporation (“Emmis”), which is a publicly reporting company, and agree that the Emmis Entities will be entitled at their expense to cause audited and unaudited financial statements of WLUP to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Emmis as a publicly reporting company or registrant. The Bonneville Entities agree to cooperate with the Emmis Entities and the auditing accountants as reasonably requested by the Emmis Entities in connection with the preparation and filing of such financial statements, including providing a customary management representation letter (to the best of the signatory’s knowledge and belief) in the form prescribed by generally accepted auditing standards and using their commercially reasonable efforts to obtain the consent of the Bonneville Entities’ independent accounting firm to permit the Emmis Entities and their auditors to have access to such firm’s workpapers as they relate solely to WLUP operations. Under no circumstance will the preparation of any financial statements pursuant to such audit (i) require a Bonneville Entity to change or modify any accounting policy, (ii) cause any unreasonable disruption in the business or operations of either Bonneville Entity, or (iii) cause any delay that is more than de minimis in any internal reporting requirements of either Bonneville Entity.

     5.16 Disclosure Schedules.

     (a) Each Party will use its commercially reasonable efforts to promptly supplement or amend its Schedules hereto with respect to any matter arising after the date of this Agreement that would have been required to be set forth or described in a Schedule or that is necessary to correct any information in a Schedule or in any representation or warranty; provided that if the other Party fails to object within fifteen (15) days after receipt of such supplement or amendment, such other Party will be deemed to have waived its rights to object to such proposed supplement or amendment. If such other Party makes a timely objection pursuant to this Section 5.16(a), any such proposed supplement or amendment will not be permitted, except as thereafter mutually agreed. Notwithstanding the foregoing, a Party shall have no right to object to any supplement or amendment of any Schedule to this Agreement, the Chicago TBA or Phoenix TBA by the other Party due to that Party’s entering into, amending, extending, renewing or terminating a Station Agreement or Real Property Lease in accordance with Section 5.1.

     (b) Each Recipient Party acknowledges and agrees that the Transferring Party will not be liable for the failure of the Transferring Party’s Schedules to be accurate as a result of the Recipient Party’s performance or failure to perform under the Phoenix TBA (in the case of the Bonneville Entities as the Recipient Party) or the Chicago TBA (in the case of Emmis Entities as the Recipient Party). The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement will, if the existence of the fact or item or its contents is relevant to any other section, be deemed disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of such Schedules.

     5.17 Bulk Sales Law.

     Each Recipient Party hereby waives compliance by the Transferring Party with the provisions of any applicable bulk transfer laws in connection with the Transferring Party’s conveyances to the Recipient Party as contemplated by this Agreement.

     5.18 Multi-Station Agreements.

     (a) Each Station Agreement of a Transferring Party that relates in part to any station or business other than a Station (each, a “Multi-Station Agreement) will be included as an Exchange Asset of the Transferring Party, and will be assigned pursuant to Section 2.5 and assumed pursuant to Section 2.3 or Section 2.4, only to the extent such Multi-Station Agreement relates to one or more Stations and is not an Excluded Asset. After the Closing, the Transferring Party and Recipient Party will use commercially reasonable efforts (excluding for both parties, however, the incurrence of material cost or expense) to replace the portion of each Multi-Station Agreement relating to one or more Stations with a subcontract or new agreement relating only to such Station or Stations and providing substantially the same benefits to, and imposing substantially the same obligations upon, the Recipient Party as those relating to such Station or Stations under such Multi-Station Agreement.

     (b) The Emmis Entities covenant and agree to pay and perform after the Closing the obligations under each Multi-Station Agreement assigned in part to Bonneville International pursuant to Section 2.5, but only to the extent such obligations do not relate to one or more of the Emmis Stations and do not arise as a result of such assignment. The Bonneville Entities covenant and agree to pay and perform after the Closing the obligations under each Multi-Station Agreement assigned in part to Emmis Operating pursuant to Section 2.5, but only to the extent such obligations do not relate to WLUP and do not arise as a result of such assignment.

     5.19 Noncompete Covenant.

     (a) The Emmis Entities covenant and agree that during the two-year period commencing on the Closing Date, neither of the Emmis Entities nor any of their Affiliates will own, operate or program any radio station transmitting an over-the-air signal from a broadcast antenna located within the Phoenix, Arizona Metro Survey Area (as defined by Arbitron, Inc.) that offers a programming format known in the industry and classified by Arbitron, Inc. as either (i) Adult Contemporary, including Hot AC, Modern AC and Soft AC, (ii) all News, (iii) News/Talk/Information, (iv) All Sports, (v) Modern Rock, or (vi) All Talk; provided, however, that such restriction will not apply to (A) any future owner of radio station KKFR that is neither an Emmis Entity nor an Affiliate of an Emmis Entity or (B) any other person that is neither an Emmis Entity nor an Affiliate of an Emmis Entity.

     (b) In consideration for the noncompete covenant under this Section, the Bonneville Entities will pay the Emmis Entities $4,000,000 at the Closing (the “Noncompete Payment”) in accordance with Section 2.5.

     (c) The Emmis Entities acknowledge and agree that the restriction in this Section is reasonable in scope and duration and necessary to protect the legitimate business interests of the Bonneville Entities as the purchasers of the Emmis Stations. The Emmis Entities further agree that the Bonneville Entities will be irreparably harmed in the event of a breach by the Emmis Entities of such restriction, and that in such event, the Bonneville Entities will be entitled to injunctive relief to enforce such restriction in addition to any other remedy available at law or in equity in connection with such a breach. In any action to enforce such restriction, the Emmis Entities will waive the defense that there is another adequate remedy at law or equity and agree that the Bonneville Entities will have the right to enforce such restriction under the terms of this Section without being required to prove actual damages, post bond or furnish other security.

     5.20 Cooperation on Third Party Exchange.

     If the Emmis Entities desire to effect an exchange involving a third party, the Bonneville Entities agree to cooperate as reasonably requested by the Emmis Entities in effecting a tax-deferred like-kind exchange under Section 1031 of the Code in which the Emmis Entities would assign all or part of their rights (but not their obligations) under this Agreement to a “qualified intermediary” (as defined in Treas. Reg. 1.1031(k)-(g)(4)); provided that (i) such exchange will not cause the Closing Date to be delayed beyond the first date on which the Bonneville Entities and the Emmis Entities would otherwise be required to close the exchange of the Bonneville Assets and the Emmis Assets under this Agreement without regard to this Section, (ii) the Bonneville Entities are reimbursed by the Emmis Entities for all of their costs and expenses incurred in cooperating with the Emmis Entities to effect such exchange, (iii) the Bonneville Entities are not required to incur or assume any liability or obligation in addition to the liabilities and obligations the Bonneville Entities are required to incur or assume under the terms of this Agreement determined as if this Section were not included in this Agreement (other than costs and expenses reimbursed by the Emmis Entities), (iv) the Emmis Entities’ ability to effect the exchange will not constitute a condition precedent to the Emmis Entities’ obligation to close the exchange of the Bonneville Assets and the Emmis Assets in accordance with the terms and conditions of this Agreement (excluding this Section), and (v) the Emmis Entities will indemnify the Bonneville Entities from and against any and all Losses arising from, relating to or in connection with such exchange (other than Losses resulting from (A) the Bonneville Entities’ breach of this Section or (B) any liability or obligation the Bonneville Entities are required to incur or assume under the terms of this Agreement determined as if this Section were not included in this Agreement), and indemnification of such Losses will not be subject to or count against the Bonneville Threshold or the Bonneville Cap. Emmis Operating will reimburse the Bonneville Entities their costs and expenses with 30 days of receipt of an invoice for such expenses and any payment not made when due shall accrue interest from such date until paid in full at a rate per annum equal to the prime rate in effect on such date plus three percent (3.0%) (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

     5.21 South Mountain Sublicense Agreement.

     The Parties acknowledge that upon Closing (i) Bonneville International will be acquiring Emmis Operating Assets located at Communication Site 16 on South Mountain in Phoenix, Arizona, (ii) Bonneville International will enter into a license for its use of Communication Site

16 with the landlord of such site, and (iii) Emmis Operating, at the request of such landlord, will maintain its current license with such landlord for the purpose of continuing to use the Communication Site for transmission of KKFR’s radio signal. For purposes of establishing the rights and obligations between Bonneville International and Emmis Operating with respect to the use of the broadcast facilities located on Communication Site 16, on the Closing Date, Bonneville International and Emmis Operating will enter into a sublicense in the form and substance of Exhibit A that will grant Emmis Operating (or its assignee) the right to continue KKFR’s current use of the main community antenna, the auxiliary antenna and associated transmitter space at Communication Site 16 (the “South Mountain Sublicense Agreement”).

     5.22 Option Agreement for WLUP Auxiliary Antenna.

     On the Closing Date, Bonneville International and Emmis Operating will enter into an option agreement in the form and substance of Exhibit B granting Emmis Operating or any of its Affiliates the option to license space for a position on a tower for a WLUP auxiliary antenna on the AON Building in Chicago, Illinois if constructed by Bonneville International (the “WLUP Auxiliary Antenna Option Agreement”). Emmis Operating’s rights to any use of the AON Building facilities for WLUP shall be limited to that provided under the WLUP Auxiliary Antenna Option Agreement, notwithstanding the transfer by Bonneville International to Emmis Operating of the FCC Construction Permit for an auxiliary antenna on such building.

     5.23 Transition Services Agreements.

     (a) On the Closing Date, Bonneville International and Emmis will enter into a transition services agreement in the form and substance of Exhibit C (the “Phoenix Transition Services Agreement”) under which Emmis will have a limited right to use the current Emmis Stations’ studio and office facilities for the purpose of operating KKFR.

     (b) In the event that (i) the Closing occurs prior to December 1, 2005, and (ii) the WLUP studio and offices have not been moved prior to the Closing Date from their current location, then on the Closing Date, Bonneville International and Emmis Operating will also enter into a transition services agreement in the form and substance of Exhibit D (the “Chicago Transition Services Agreement”) under which Emmis Operating will have a limited right to use the studio and offices, equipment, furnishings and other facilities located on the 37th floor of the John Hancock Center in Chicago, Illinois, that are now used in the operation of WLUP.

     5.24 John Hancock Sublicense Agreement.

     Subject to obtaining the consent of the landlord under the FM Broadcast Lease and License Agreement identified in Schedule 4.9, Bonneville International and Emmis Operating on the Closing Date will enter into a sublicense in the form and substance of Exhibit E (the “John Hancock Sublicense Agreement”). If required, Emmis Operating will use reasonable efforts to obtain such consent (without incurring material cost or expense). The John Hancock Sublicense Agreement will grant Bonneville International (or its assignee) the right to continue using Bonneville International’s microwave dish constituting a part of the studio/transmitter link for a Bonneville Entity radio station licensed in Chicago (currently WILV (FM)), in the manner currently used and where currently positioned in WLUP’s transmitter room in the John Hancock Center, for a period of five (5) years at $1.00 per year, plus any additional rent or charges for such use imposed by the licensor under the FM Broadcast Lease and License Agreement or any subsequent license or agreement pursuant to which the owner of WLUP occupies such room.

     5.25 Shared Fire Alarm System.

     After expiration or earlier termination of the Chicago Transition Services Agreement, Bonneville International (i) will not be obligated to continue providing fire alarm service for WLUP’s transmitter room and (ii) may disconnect, remove and retain the sensor located in such room that is currently part of Bonneville International’s fire alarm system shared by other stations that it operates.

     5.26 Remediation.

     Emmis Operating shall reimburse Bonneville International for fifty percent (50%) of its out-of-pocket expenses reasonably incurred (up to a maximum reimbursement by Emmis Operating of $50,000) in its efforts to remediate the lead based paint on the KTAR antenna towers. Emmis Operating shall pay such amounts within thirty (30) days of invoice by Bonneville and payments not made when due will bear interest until paid in full at a rate per annum equal to the prime rate in effect on such due date (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal) plus three percent (3%). Each such invoice will itemize such costs and expenses in reasonable detail and be accompanied by supporting invoices for any amounts paid or payable to third-parties.

     5.27 Emmis Station Interference.

     The Emmis Entities agree to cooperate with the Bonneville Entities’ efforts, as they may reasonably request, to eliminate the interference to the radio signal of KTAR caused by the Mexican radio station believed by the Parties to be identified as “620 BAJA CALIFORNIA. XESS “La Tropical 6-20”. Emmis Operating shall reimburse Bonneville International for fifty percent (50%) of its out-of-pocket expenses reasonably incurred (up to a maximum reimbursement by Emmis Operating of $50,000) in its efforts to eliminate such radio signal (for hiring third party consultants and experts, for example), but shall not otherwise be required to incur any unreimbursed material expense. Emmis Operating shall pay such amounts within thirty (30) days of invoice by Bonneville and payments not made when due will bear interest until paid in full at a rate per annum equal to the prime rate in effect on such due date (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal) plus three percent (3%). Each such invoice will itemize such costs and expenses in reasonable detail and be accompanied by supporting invoices for any amounts paid or payable to third parties.

     5.28 Release Regarding Mark.

     Bonneville International agrees to not bring any action or otherwise hold the Emmis Entities liable in any manner for any use by Bonneville International of the mark “Mr. Peakerman” during the term of the Phoenix TBA or at any time following Closing.

ARTICLE VI.
CONDITIONS PRECEDENT TO THE OBLIGATION
OF THE EMMIS ENTITIES TO CLOSE

     The Emmis Entities’ obligation under this Agreement to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by the Emmis Entities in writing:

     6.1 Accuracy of Representations and Warranties; Closing Certificate.

     (a) The representations and warranties of the Bonneville Entities contained in this Agreement or in any other Document will be true and correct in all material respects on the date of this Agreement, and on and as of the Closing Date (except for representations and warranties made as of a specific date or time which need only be true and complete as of such date or time) with the same effect as though made on and as of the Closing Date, except for changes permitted under this Agreement or caused by any Emmis Entity’s action or failure to perform under the Chicago TBA, and except where the failure to be true and complete (determined without regard to any materiality or Knowledge qualifications therein) does not have a Material Adverse Effect with respect to WLUP.

     (b) The Bonneville Entities will have delivered to the Emmis Entities on the Closing Date an officer’s certificate that the conditions specified in Sections 6.1(a), 6.2, and 6.8 are satisfied as of the Closing Date.

     6.2 Performance of Agreement.

     Each Bonneville Entity will have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

     6.3 FCC Order.

     (a) The FCC Order will have been granted without any Material Adverse Condition with respect to WLUP notwithstanding that it may not have become a Final Action; provided that if a petition to deny or other third-party objection is filed with the FCC prior to the Closing Date, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of the Emmis Entities’ counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Order, then the Emmis Entities’ obligation to effect the Closing will be subject to the further condition that the FCC Order will have become a Final Action.

     (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the Bonneville FCC Licenses to Emmis License will have been satisfied.

     (c) All of the Bonneville FCC Licenses material to the operation of WLUP as conducted as of the date hereof will be in full force and effect.

     6.4 HSR Act.

     The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement will have expired or been terminated.

     6.5 Opinions of Bonneville Entities’ Counsel.

     The Emmis Entities will have received (a) the written opinion or opinions of the Bonneville Entities’ counsel, dated as of the Closing Date, that (i) each Bonneville Entity is a corporation duly formed and in good standing under the laws of the State of Utah and Bonneville International is in good standing and is duly authorized to transact business as a foreign corporation under the laws of Arizona and Illinois, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of each Bonneville Entity, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by each Bonneville Entity and constitute valid and legally binding obligations enforceable against each Bonneville Entity in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) the written opinion of the Bonneville Entities’ FCC counsel, dated as of the Closing Date, that except as set forth in Schedule 4.6, (i) Bonneville Holding holds the Bonneville FCC Licenses listed in a schedule to such legal opinion, and the Bonneville FCC Licenses (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for the operation of WLUP and (B) constitute all of the licenses and authorizations issued by the FCC to the Bonneville Entities for, or in connection with, the operation of WLUP, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the Bonneville FCC Licenses by Bonneville Holding to Emmis License have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel’s knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against any Bonneville Entity that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the Bonneville FCC Licenses, except FCC proceedings generally affecting the radio industry. Each opinion may be subject to customary qualifications and limitations.

     6.6 Required Consents.

     The Bonneville Entities will have obtained prior to the Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Emmis Entities’ counsel and without any adverse modification or condition that is material to the Emmis Entities or WLUP, which are required under each Bonneville Station Agreement indicated with an asterisk on Schedule 4.9.

     6.7 Delivery of Closing Documents.

     The Bonneville Entities will have delivered or caused to be delivered to the Emmis Entities on the Closing Date each of the Documents to be delivered pursuant to Section 8.2.

     6.8 No Adverse Proceedings.

     No judgment or order will have been rendered and remain in effect, and no action or proceeding by any governmental entity will be pending, against any of the Bonneville Entities that would make unlawful the purchase and sale of the Bonneville Assets as contemplated by this Agreement.

     6.9 Settlement Statement.

     Emmis Operating will have received a settlement statement, prepared by the applicable title company, duly executed by Bonneville International, in form and substance reasonably acceptable to Emmis Operating.

     6.10 Concurrent Conveyances.

     The Bonneville Entities will have conveyed the Bonneville Assets to the Emmis Entities as provided in this Agreement concurrently with the Emmis Entities’ conveyance of the Emmis Assets to the Bonneville Entities as provided in this Agreement.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATION
OF THE BONNEVILLE ENTITIES TO CLOSE

     The Bonneville Entities’ obligation under this Agreement to proceed with the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by the Bonneville Entities in writing:

     7.1 Accuracy of Representations and Warranties; Closing Certificate.

     (a) The representations and warranties of the Emmis Entities in this Agreement or in any other Document will be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except for representations and warranties made as of a specific date or time which need only be true and complete as of such date or time) with the same effect as though made on and as of the Closing Date except for changes permitted under this Agreement or caused by any Bonneville Entity’s action or failure to perform under the Phoenix TBA, and except where the failure to be true and complete (determined without regard to any materiality or Knowledge qualifications therein) does not have a Material Adverse Effect with respect to the Emmis Stations.

     (b) The Emmis Entities will have delivered to the Bonneville Entities on the Closing Date an officer’s certificate that the conditions specified in Sections 7.1(a), 7.2, and 7.8 are satisfied as of the Closing Date.

     7.2 Performance of Agreement.

     Each Emmis Entity will have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.3 FCC Order.

     (a) The FCC Order will have been granted without any Material Adverse Condition with respect to any of the Emmis Stations notwithstanding that it may not have become a Final Action; provided that if a petition to deny or other third-party objection is filed with the FCC prior to the Closing Date, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of the Bonneville Entities’ counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Order, then the Bonneville Entities’ obligation to effect the Closing will be subject to the further condition that the FCC Order will have become a Final Action.

     (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the Emmis FCC Licenses to Bonneville Holding will have been satisfied.

     (c) All of the Emmis FCC Licenses material to the operation of any of the Emmis Stations as conducted as of the date hereof will be in full force and effect.

     7.4 HSR Act.

     The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement will have expired or been terminated.

     7.5 Opinions of Emmis Entities’ Counsel.

     The Bonneville Entities will have received (a) the written opinion or opinions of the Emmis Entities’ counsel, dated as of the Closing Date, that (i) each Emmis Entity is a limited liability company duly formed and in good standing under the laws of Indiana, and Emmis Operating is in good standing and is duly authorized to transact business as a foreign limited liability company under the laws of Arizona and Illinois, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite limited liability company action (including any necessary member approval) on the part of each Emmis Entity, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by each Emmis Entity and constitute valid and legally binding obligations enforceable against each Emmis Entity in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) the written opinion of the Emmis Entities’ FCC counsel, dated as of the Closing Date, that except as set forth in Schedule 3.6, (i) Emmis License holds the Emmis FCC Licenses listed in a schedule to such legal opinion, and the Emmis FCC Licenses (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for the operation of the Emmis Stations and (B) constitute all of the licenses and authorizations issued by the FCC to Emmis License for, or in connection with, the operation of the Emmis Stations, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the Emmis FCC Licenses by Emmis License to Bonneville Holding have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel’s knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against any Emmis Entity that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the Emmis FCC Licenses, except FCC proceedings generally affecting the radio industry. Each opinion may be subject to customary qualifications and limitations.

     7.6 Required Consents.

     The Emmis Entities will have obtained prior to the Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Bonneville Entities’ counsel and without any adverse modification or condition that is material to the Bonneville Entities or any of the Emmis Stations, which are required under each Emmis Station Agreement indicated with an asterisk on Schedule 3.9.

     7.7 Delivery of Closing Documents.

     The Emmis Entities will have delivered or caused to be delivered to the Bonneville Entities on the Closing Date each of the Documents to be delivered pursuant to Section 8.3.

     7.8 No Adverse Proceedings.

     No judgment or order will have been rendered and remain in effect, and no action or proceeding by any governmental entity will be pending, against any of the Emmis Entities that would make unlawful the purchase and sale of the Emmis Assets as contemplated by this Agreement.

     7.9 Concurrent Conveyances.

     The Emmis Entities will have conveyed the Emmis Assets to the Bonneville Entities as provided in this Agreement concurrently with the Bonneville Entities’ conveyance of the Bonneville Assets to the Emmis Entities as provided in this Agreement.

     7.10 Real Property Matters.

     (a) Bonneville International will have been able to obtain, using reasonable efforts:

     (i) Current, certified ALTA surveys of each separate parcel of Emmis Real Property prepared by a licensed surveyor in form and substance acceptable to Bonneville International and the title company providing the Commitments (as defined in Section 7.10(a)(ii)) in their reasonable judgment (the cost of which will be paid by Bonneville International, except for the cost of the survey of the KTAR Easements, which cost will be shared equally by Bonneville International and Emmis Operating), which surveys shall show that such property conforms to the legal description of such property included in the Commitments;

     (ii) Commitments to issue, at Bonneville International’s expense, (A) an owner’s policy of title insurance with extended coverage covering each parcel of Emmis Owned Real Property and (B) leasehold policies of title insurance with extended coverage covering each parcel of Emmis Leased Real Property, including such endorsements as Bonneville International may reasonably require, identifying such property and all easements appurtenant thereto by the legal descriptions set forth on the applicable survey for such property, containing no exceptions other than Permitted Liens, and which are in amounts and all other aspects reasonably satisfactory to Bonneville International (together with the title commitment described in Section 7.10(b)(iv), the “Commitments”);

     (iii) A zoning letter or certificate from Maricopa County or the City of Phoenix, as applicable, stating that the current use of the 5300 Central Avenue is an approved, non-conforming use; and

     (v) Consents and estoppels and/or attornment and non-disturbance agreements from each landlord or sub-landlord under each Emmis Real Property Lease or underlying lease, and fee owner, duly executed by such landlord, sub-landlord or fee owner, as the case may be, and in such form as Bonneville International may reasonably require;

     (vi) Valid, vesting documents in recordable form establishing an unbroken chain of title to the Emmis Owned Real Property and the KTAR Easements as required by the Title Company for the Commitments and to the reasonable satisfaction of Bonneville International; and

     (vii) Assignments of lease or other conveyance documents in recordable form establishing an unbroken chain of title to each Emmis Real Property Lease as required by the title company for the Commitments and to the reasonable satisfaction of Bonneville International.

     (b) The Emmis Entities shall have furnished to Bonneville International:

     (i) Written evidence of the release of Liens identified on Schedule 3.5;

     (ii) An affidavit in compliance with Section 1445 of the Internal Revenue Code providing the United States taxpayer identification number and business address of each of the Emmis Entities and stating that neither is a “foreign person” as defined in the Code;

     (iii) A declaration of value, tax declaration or other similar document to the extent required by applicable law or ordinance to be furnished by Emmis Operating as the grantor of fee simple title to the Emmis Owned Real Property or assignor of the KTAR Easements;

     (iv) A Commitment to issue, at Bonneville International’s expense, a policy of title insurance with extended coverage insuring Bonneville International’s ownership of the KTAR Easements, including such endorsements as Bonneville International may reasonably require, identifying the KTAR Easements by the legal descriptions set forth on the applicable survey for the KTAR Easements, containing no exceptions other than Permitted Liens, and which is in amount and all other aspects reasonably satisfactory to Bonneville International;

     (v) An assignment and assumption agreement for each Emmis Real Property Lease, assigning the rights of the applicable Emmis Entity under such Emmis Real Property Lease to Bonneville International, in each case in form acceptable to Bonneville International in its reasonable judgment;

     (vi) Affidavits executed by the appropriate Emmis Entity regarding any mechanic’s liens caused by or derived through any Emmis Entity sufficient to allow deletion of such liens as a standard exception in final title insurance policies to be issued pursuant to the Commitments, together with any other documents or instruments which may be required by the title company an Emmis Entity in connection with issuance of such title insurance policies; and

     (viii) A settlement statement, prepared by the applicable title company, duly executed by Emmis Operating, in form and substance reasonably acceptable to Bonneville International.

ARTICLE VIII.
CLOSING

     8.1 Time and Place.

     Closing of the transactions under this Agreement (the “Closing”) will take place at the offices of Bose McKinney & Evans LLP, First Indiana Plaza, Suite 2700, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, at 10:00 A.M. on the fifth business day following satisfaction or waiver of the conditions precedent hereunder to the Closing or such other date as mutually agreed upon by the Parties (the “Closing Date”).

     8.2 Deliveries by the Bonneville Entities.

     At the Closing, the Bonneville Entities will deliver to, or cause to be delivered to, the Emmis Entities the following, in each case in form and substance reasonably satisfactory to the Emmis Entities:

     (a) The opinions of the Bonneville Entities’ counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5;

     (b) To the extent available from applicable jurisdictions, governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Bonneville Entity is duly organized and in good standing in the State of Utah and, as to Bonneville International, is authorized to transact business as a foreign corporation and in good standing in the States of Illinois and Arizona;

     (c) A certificate of a Secretary or Assistant Secretary of each Bonneville Entity attesting as to the incumbency of each officer of such Bonneville Entity who executes this Agreement and any of the other Documents and to similar customary matters;

     (d) A bill of sale, assignments and other instruments of transfer and conveyance transferring the Bonneville Assets (other than those transferred at the commencement of the Chicago TBA) to the Emmis Entities, in form acceptable to the Emmis Entities in their reasonable judgment;

     (e) The certificate described in Section 6.1(b);

     (f) The consents or waivers prescribed in Section 6.6;

     (g) A certificate for each of the Bonneville Entities dated as of the Closing Date and executed by the Secretary of the Bonneville Entity certifying that the resolutions, as attached to such certificate, were duly adopted by the Bonneville Entity’s Board of Directors to duly authorize and approve the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

     (h) An assumption agreement, in form acceptable to the Emmis Entities within their reasonable judgment, pursuant to which the Bonneville Entities will assume and agree to perform the Bonneville Assumed Obligations;

     (i) The South Mountain Sublicense Agreement, John Hancock Sublicense Agreement, WLUP Auxiliary Antenna Option Agreement, Phoenix Transition Services Agreement and, if required under Section 5.23(b), the Chicago Transition Services Agreement;

     (j) All keys to and actual possession of all of the Bonneville Operating Assets (other than the Bonneville Excluded Assets), including possession in Chicago, Illinois of the tangible assets itemized on Schedule 2.1(b);

     (k) Payment of the Bonneville Boot Payment and the Noncompete Payment as provided in Section 2.5; and

     (l) Such additional information and materials as the Emmis Entities will have reasonably requested in writing to evidence the satisfaction of the conditions to their obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by the Bonneville Entities at the Closing.

     8.3 Deliveries by the Emmis Entities.

     At the Closing, the Emmis Entities will deliver to, or cause to be delivered to, the Bonneville Entities the following, in each case in form and substance reasonably satisfactory to the Bonneville Entities:

     (a) The opinions of the Emmis Entities’ counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 7.5;

     (b) To the extent available from applicable jurisdictions, governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Emmis Entity is duly organized and in good standing in Indiana and, as to Emmis Operating, is authorized to transact business as a foreign corporation and in good standing in the States of Arizona and Illinois;

     (c) A certificate of the Secretary or Assistant Secretary of the Manager of each Emmis Entity attesting as to the incumbency of each officer of the Manager who executes this Agreement and any of the other Documents and to similar customary matters;

     (d) A bill of sale, assignments and other instruments of transfer and conveyance transferring the Emmis Assets (other than those transferred at the commencement of the Phoenix TBA) to the Bonneville Entities, and evidence of the termination or release of all Liens (other than Permitted Liens) on the Emmis Assets, in each case in form acceptable to the Bonneville Entities in their reasonable judgment, including, with respect to the Emmis Real Property, a special warranty deed conveying to Bonneville International insurable, marketable fee simple title to the Emmis Owned Real Property and an assignment in recordable form conveying insurable title to the KTAR Easements, including the right, title and interest of the Emmis Entities under the KTAR Easements in and to the improvements located on the KTAR Easements;

     (e) The certificate described in Section 7.1(b);

     (f) The consents or waivers prescribed in Section 7.6;

     (g) A certificate for each of the Emmis Entities dated as of the Closing Date and executed by the Secretary of its Manager certifying that the resolutions, as attached to such certificate, were duly adopted by the its Manager to duly authorize and approve the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

     (i) An assumption agreement, in form acceptable to the Bonneville Entities within their reasonable judgment, pursuant to which the Emmis Entities will assume and agree to perform the Emmis Assumed Obligations;

     (j) The South Mountain Sublicense Agreement, John Hancock Sublicense Agreement, WLUP Auxiliary Antenna Option Agreement, Phoenix Transition Services Agreement and, if required under Section 5.23(b), the Chicago Transition Services Agreement;

     (k) All keys to and actual possession of all of the Emmis Operating Assets (other than the Emmis Excluded Assets); and

     (m) Such additional information and materials as the Bonneville Entities will have reasonably requested in writing to evidence the satisfaction of the conditions to their obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by the Emmis Entities at the Closing.

ARTICLE IX.
INDEMNIFICATION

     9.1 Survival.

     All representations, warranties, covenants and agreements in this Agreement or any other Document will survive the Closing regardless of any investigation, inquiry or knowledge on the part of any Party, and the Closing will not be deemed a waiver by any Party of the representations, warranties, covenants or agreements of any other Party in this Agreement or any other Documents; provided, however, that the period of survival will, (i) with respect to all representations and warranties, end eighteen (18) months after the Closing Date, and (ii) with respect to all covenants and agreements, end upon expiration of the applicable statutory limitation period (in each case, the “Survival Period”). No claim for breach of any representation, warranty, covenant or agreement may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim will survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

     9.2 Indemnification by the Emmis Entities.

     (a) Subject to Section 9.2(b), the Emmis Entities will, jointly and severally, indemnify, defend, and hold harmless the Bonneville Entities and their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, a “Bonneville Entities’ Loss”) relating to, arising out of or resulting from:

     (i) Any breach, misrepresentation, failure or omission to perform, or other violations by any Emmis Entity of any of its representations, warranties, covenants or agreements in this Agreement, the Chicago TBA, the Phoenix TBA or any other Document; or

     (ii) Any obligation, indebtedness or Liability of any Emmis Entity (other than the Bonneville Assumed Obligations), regardless of whether disclosed to the Bonneville Entities and regardless of whether constituting a breach, misrepresentation, failure or omission to perform, or other violation by an Emmis Entity of any representation, warranty, covenant or agreement hereunder or under any other Document; or

     (iii) Noncompliance by any Emmis Entity with the provisions of any bulk sales act, if applicable, in connection with the transactions contemplated by this Agreement.

     (b) If the Closing occurs, notwithstanding anything to the contrary contained herein, the Emmis Entities will not be obligated to indemnify, defend, hold harmless, pay or reimburse the Bonneville Entities except to the extent that (i) the aggregate amount of the Bonneville Entities’ Losses exceeds $500,000 (the “Bonneville Threshold”) (and then only to the extent the aggregate amount of the Bonneville Entities’ Losses exceed $250,000) and (ii) the aggregate amount of the Bonneville Entities’ Losses is less than $25,000,000 (the “Bonneville Cap”), provided that any payment owed by the Emmis Entities to the Bonneville Entities for any of the Bonneville Entities’ Losses pursuant to, under or relating to Section 2.4(d), Section 2.7, Section 2.8, Section 3.18, Section 9.2(a)(ii) or (iii), Section 13.2, Section 5.26, Section 5.27, the Emmis Assumed Obligations, Taxes owed by any Emmis Entity or constituting a Lien on any Emmis Asset (other than Taxes and any related Lien included as a Bonneville Assumed Obligation in accordance with Section 2.4(a)(ii)), Sections 4.3, 4.5, 5, 10.1, 11, or 12(b) and (c) of the Chicago TBA, or any failure to pay amounts owed to the Bonneville Entities under the Chicago Transition Services Agreement, South Mountain Sublicense Agreement or Phoenix Transition Services Agreement, will not be counted in determining whether the Bonneville Threshold limitation is satisfied or the Bonneville Cap is reached, and the Bonneville Entities will have the right to recover any such Bonneville Entities’ Losses without regard to the Bonneville Threshold limitation or the Bonneville Cap limitation. No Emmis Entity will have any indemnification liability for those environmental conditions disclosed on Schedule 3.18 or disclosed pursuant to the reports listed on such schedule.

     9.3 Indemnification by the Bonneville Entities.

     (a) Subject to Section 9.3(b), the Bonneville Entities will, jointly and severally, indemnify, defend, and hold harmless the Emmis Entities and their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, an “Emmis Entities’ Loss”) relating to, arising out of or resulting from:

     (i) Any breach, misrepresentation, failure or omission to perform, or other violation by any Bonneville Entity of any of its representations, warranties, covenants or agreements in this Agreement, the Chicago TBA, Phoenix TBA or any other Document; or

     (ii) Any obligation, indebtedness or Liability of any Bonneville Entity (other than the Emmis Assumed Obligations), regardless of whether disclosed to the Emmis Entities and regardless of whether constituting a breach, misrepresentation, failure or omission to perform, or other violation by a Bonneville Entity of any representation, warranty, covenant or agreement hereunder or under any other Document; or

     (iii) Noncompliance by any Bonneville Entity with the provisions of any bulk sales act, if applicable, in connection with the transactions contemplated by this Agreement.

     (b) If the Closing occurs, notwithstanding anything to the contrary contained herein, the Bonneville Entities will not be obligated to indemnify, defend, hold harmless, pay or reimburse the Emmis Entities except to the extent that (i) the aggregate amount of the Emmis Entities’ Losses exceeds $500,000 (the “Emmis Threshold”) (and then only to the extent the aggregate amount of the Emmis Entities’ Losses exceed $250,000) and (ii) the aggregate amount of the Emmis Entities’ Losses is less than $25,000,000 (the “Emmis Cap”), provided that any payment owed by the Bonneville Entities to the Emmis Entities for any of the Emmis Entities’ Losses pursuant to, under or relating to Section 2.3(d), Section 2.7, Section 2.8 Section 4.18, Section 9.3(a)(ii) or (iii), Section 13.2, the Bonneville Assumed Obligations, or Taxes owed by any Bonneville Entity or constituting a Lien on any Bonneville Asset (other than Taxes and any related Lien included as an Emmis Assumed Obligation in accordance with Section 2.3(a)(ii)), Sections 4.3, 4.5, 5, 10.1, 11, or 12(b) and (c) of the Phoenix TBA, or any failure to pay amounts owed to the Emmis Entities under the Chicago Transition Services Agreement or John Hancock Sublicense Agreement, will not be counted in determining whether the Emmis Threshold limitation is satisfied or the Emmis Cap is reached, and the Emmis Entities will have the right to recover any such Emmis Entities’ Losses without regard to the Emmis Threshold limitation or the Emmis Cap limitation.

     9.4 Administration of Indemnification.

     For purposes of administering the indemnification, defense, hold harmless, payment and reimbursement provisions set forth in Sections 9.2 and 9.3, the following procedure will apply:

     (a) Whenever a claim arises for indemnification, defense, hold harmless, payment or reimbursement under this Article, the party entitled to indemnification, defense, hold harmless, payment, or reimbursement (the “Indemnified Party”) will give reasonably prompt written notice to the party from whom indemnification, defense, hold harmless, payment, or reimbursement is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification, defense, hold harmless payment, or reimbursement hereunder.

     (b) In the event of any claim for indemnification, defense, hold harmless, payment, or reimbursement resulting from or in connection with any claim by a third party, the Indemnifying Party will be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party will not settle such claim or consent to any judgment on such claim without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed; provided, however, that such defense may be subject to the Indemnifying Party’s right to contest the obligation to indemnify, defend, hold harmless, pay or reimburse. If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party will not be entitled to assume the entire defense and each party will be entitled to retain counsel (at each such party’s own expense) who will cooperate with one another in defending against such claim.

     (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably determines is appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party will be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article; provided, however, that the Indemnifying Party will have the right to contest through appropriate proceedings its obligation to provide indemnification, defense, hold harmless, payment or reimbursement under this Agreement.

     (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) will not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that actual loss or prejudice occurs as a result of such failure or delay. A Recipient Party will not be deemed to have notice of any claim solely by reason of any knowledge acquired on or prior to the Closing Date by an employee of any Station acquired by the Recipient Party pursuant to this Agreement.

     (e) Any indemnification, defense, hold harmless, payment or reimbursement amounts not paid when due under this Article IX will bear interest from such due date until paid in full at a rate per annum equal to the prime rate at such due date plus three percent (3.0%) (as published in the Money Rates column of the Eastern Edition of The Wall Street Journal).

     (f) The right to indemnification, defense, hold harmless, payment or reimbursement hereunder will be the exclusive remedy of any Party after the Closing in connection with any breach by any other Party of its representations, warranties, covenants or agreements other than (i) breaches of the Chicago Transition Services Agreement, Phoenix Transition Services Agreement, WLUP Auxiliary Antenna Option Agreement or South Mountain Sublicense Agreement, (ii) a breach of Section 5.8 or 5.19, or (iii) exercise of the remedies provided under Section 13.3.

     9.5 Mitigation and Limitation of Damages.

     Each Party agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification, defense, hold harmless, payment, or reimbursement hereunder. Notwithstanding anything contained in this Agreement to the contrary, except for damages arising out of a breach of Section 5.19, no Party will be entitled to lost profits, punitive damages or other special or consequential damages regardless of the theory of recovery.

ARTICLE X.
TERMINATION

     10.1 Right of Termination.

This Agreement may be terminated prior to the Closing:

     (a) By written agreement of the Emmis Entities and the Bonneville Entities; or

     (b) By written notice from a Party that is not then in material breach of this Agreement if:

     (i) The other Party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating Party is received by the other Party; or

     (ii) the Closing does not occur on or before January 1, 2006; or

     (iii) That Party has terminated either the Chicago TBA or the Phoenix TBA because of a material breach by the other Party thereunder; or

     (iv) By either Bonneville Entity if for any reason in connection with this Agreement, or consummation of any of the transactions contemplated hereunder either Bonneville Entity would be required to disclose financial information regarding the Corporation of the President of The Church of Jesus Christ of Latter-Day Saints or any of its subsidiaries or affiliates (other than a Bonneville Entity) to any third party.

10.2 Obligations Upon Termination.

     Sections 5.8, 5.9, 13.2 and 13.4 through 13.15 and Articles IX and X will survive the termination of this Agreement and remain in full force and effect. Each Party to this Agreement will remain liable after termination for breach of this Agreement prior to termination.

     10.3 Termination Notice.

     If the terminating Party is entitled to terminate this Agreement pursuant to the Subsection of Section 10.1 specified in the termination notice, then termination will be deemed effected pursuant to the specified Subsection notwithstanding that termination could be effected pursuant to more than one such Subsection.

     10.4 Single Party.

     For purposes of this Article X, (i) no Emmis Entity will in any event constitute an “other Party” in relation to any other Emmis Entity, (ii) neither Bonneville Entity will in any event constitute an “other Party” in relation to the other Bonneville Entity, (iii) all Emmis Entities will together constitute but a single Party, (iv) both Bonneville Entities will together constitute but a single Party, (v) any breach of this Agreement by one Emmis Entity will be deemed to constitute a breach of this Agreement by all Emmis Entities, and (vi) any breach of this Agreement by one Bonneville Entity will be deemed to constitute a breach of this Agreement by both Bonneville Entities.

ARTICLE XI.
CONTROL OF STATIONS

     Between the date of this Agreement and the Closing Date, (i) the Emmis Entities will not control, manage or supervise the operation of WLUP or the conduct of its business, all of which will remain the sole responsibility and under the control of the Bonneville Entities, subject to the Bonneville Entities’ compliance with this Agreement and the Chicago TBA; and (ii) the Bonneville Entities will not control, manage or supervise the operation of the Emmis Stations or the conduct of their business, all of which will remain the sole responsibility and under the control of the Emmis Entities, subject to the Emmis Entities’ compliance with this Agreement and the Phoenix TBA.

ARTICLE XII.
EMPLOYMENT MATTERS

     12.1 WLUP Employees.

     Section 12 of the Chicago TBA will govern employment matters as to employees at WLUP.

     12.2 Emmis Stations’ Employees.

     Section 12 of the Phoenix TBA will govern employment matters as to employees at the Emmis Stations.

ARTICLE XIII.
MISCELLANEOUS

     13.1 Further Actions.

     From time to time before, at and after the Closing, each Party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other Party in order more effectively to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Transferring Party will use commercially reasonable efforts after closing to obtain any required consents to the assignment of any Transferring Party’s Station Agreement, and will keep the Recipient Party informed of any problems or delays in obtaining such required consents.

     13.2 Payment of Expenses.

     (a) The fees for the HSR Filings, the fees for filing the applications with the FCC under Section 5.4, and any Transfer Taxes payable in connection with the transactions contemplated by this Agreement will be paid fifty percent (50%) by the Emmis Entities and fifty percent (50%) by the Bonneville Entities.

     (b) Except as otherwise expressly provided in this Agreement, each of the Parties will bear its own expenses, including the fees of any attorneys and accountants engaged by such Party, in connection with the transactions contemplated by this Agreement.

13.3 Specific Performance.

     Each Transferring Party acknowledges that the Station or Stations of the Transferring Party are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by the Transferring Party. Accordingly, as an alternative to termination of this Agreement under Section 10.1, if the Recipient Party is not then in material default hereunder, the Recipient Party will be entitled, in the event of the Transferring Party’s breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or the Department of Justice) by a decree of specific performance or injunctive relief requiring the Transferring Party to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief will be in addition to, and not in lieu of, the Recipient Party’s right to recover damages and to pursue any other remedies available to the Recipient Party for the Transferring Party’s breach. In any action to specifically enforce the Transferring Party’s obligation to close the transactions contemplated by this Agreement, the Transferring Party will waive the defense that there is an adequate remedy at law or in equity and any requirement that the Recipient Party prove actual damages. As a condition to seeking specific performance, the Recipient Party will not be required to tender the Recipient Party’s Exchange Assets as contemplated by Section 2.5 but will be required to demonstrate that the Recipient Party is ready, willing and able to tender the Recipient Party’s Exchange Assets as contemplated by such Section.

     13.4 Notices.

     All notices, payments (unless otherwise specified herein), demands or other communications given hereunder will be in writing and will be sufficiently given if delivered by courier (including overnight delivery service), sent by telecopy (with receipt personally confirmed by telephone) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

     (a) If to the Emmis Entities, to:

Emmis Radio, LLC
Emmis Radio License, LLC
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: Jeffrey H. Smulyan, President
Attention: J. Scott Enright, Esq.

Emmis Radio, LLC
Emmis Radio License, LLC
Suite 1450
3500 W. Olive Avenue
Burbank, CA 91505
Attention: Gary Kaseff, Esq.

Copy to:

Bose McKinney & Evans LLP
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
Attention: David L. Wills

     (b) If to the Bonneville Entities, to:

Bonneville Holding Company
50 East North Temple, 17th Floor
Salt Lake City, UT 84150
Attention: President

Bonneville International Corporation
55 North 300 West, Eighth Floor
Salt Lake City, UT 84180
Attention: President

Copy to:

Bonneville International Corporation
55 North 300 West, Eighth Floor
Salt Lake City, UT 84180
Attention: General Counsel

or to such other address as a Party may from time to time give notice to the other Party in writing (as provided above). Any such notice, payment, demand or communication will be deemed to have been given or made (i) if so mailed, on the date indicated on the return receipt, and (ii) if delivered by courier or telecopy, on the date received.

     13.5 Entire Agreement.

This Agreement, the Schedules, the Exhibits, the Chicago TBA, the Phoenix TBA and the other Documents executed contemporaneously herewith constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements (including the letter agreement dated October 4, 2004) between the Parties hereto with respect to the subject matter hereof.

     13.6 Binding Effect; Benefits.

     Except as otherwise expressly provided in this Agreement, (i) the terms and provisions of this Agreement will inure to the benefit of and be binding upon the Parties to this Agreement and their respective successors or permitted assigns, and (ii) nothing in this Agreement, express or implied, will confer on any person other than the Parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.7 Assignment.

     Except as provided in Section 5.20, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, provided that (i) either Party may assign its rights under this Agreement as collateral security to any lender providing financing to the Party or any of its Affiliates, and (ii) no such assignment will relieve any Party of its obligations hereunder.

     13.8 Governing Law.

     This Agreement and the other Documents will in all respects be governed by and construed in accordance with the laws of the State of Illinois without regard to its principles of conflicts of laws, except that with respect to matters of title and conveyance of real property in Arizona, this Agreement and the other Documents will be governed by and construed in accordance with the laws of the State of Arizona without regard to its principles of conflicts of laws.

     13.9 Amendments and Waivers.

     No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver will be effective only in accordance with its express terms and conditions, but any such waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition under this Agreement will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     13.10 Severability.

     Any provision of this Agreement which is unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     13.11 Headings.

     The captions in this Agreement are for convenience of reference only and will not define or limit any of the terms or provisions hereof.

     13.12 Counterparts.

     This Agreement may be executed in any number of counterparts, and by any Party on separate counterparts, each of which will be an original, and all of which together will constitute one and the same instrument. Facsimile or electronic “pdf” version copies of this Agreement shall have the same effect as originals, including for purposes of delivery by one Party to the other.

     13.13 References.

     All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

     13.14 Schedules and Exhibits.

     Unless otherwise specified in this Agreement, each Schedule and Exhibit referenced in this Agreement is attached to, and is incorporated by reference into, this Agreement.

     13.15 Joint and Several Liability.

     The Emmis Entities will be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Emmis Entities under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document. The Bonneville Entities will be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Bonneville Entities under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document.

     13.16 Bonneville Entities Not Responsible for Emmis Entities’ Actions Under Chicago TBA.

     Notwithstanding anything contained herein to the contrary, the Bonneville Entities will not be deemed to have breached any representation, warranty, covenant or agreement of the Bonneville Entities contained herein or to have failed to satisfy any condition precedent to the Emmis Entities’ obligations under this Agreement (nor will the Bonneville Entities have any liability or responsibility to the Emmis Entities in respect of any such representation, warranty, covenant, agreement or condition precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of any Emmis Entity (or any of its managers, officers, directors, employees, affiliates, agents or representatives) in connection with any Emmis Entity’s performance of its obligations under the Chicago TBA or (ii) the failure of any Emmis Entity to perform any of its obligations under the Chicago TBA. The Emmis Entities acknowledge and agree that the Bonneville Entities will not be deemed to be responsible for, or to have authorized or consented to, any action or failure to act on the part of any Emmis Entity (or any of its managers, officers, directors, employees, affiliates, agents or representatives) in connection with the Chicago TBA by reason of the fact that prior to the Closing the Bonneville Entities will have the legal right to control, manage or supervise the operation of WLUP or the conduct of its business.

     13.17 Emmis Entities Not Responsible for Bonneville Entities’ Actions Under Phoenix TBA.

     Notwithstanding anything contained herein to the contrary, the Emmis Entities will not be deemed to have breached any representation, warranty, covenant or agreement of the Emmis Entities contained herein or to have failed to satisfy any condition precedent to the Bonneville Entities’ obligations under this Agreement (nor will the Emmis Entities have any liability or responsibility to the Bonneville Entities in respect of any such representation, warranty, covenant, agreement or condition precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of any Bonneville Entity (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with any Bonneville Entity’s performance of its obligations under the Phoenix TBA or (ii) the failure of any Bonneville Entity to perform any of its obligations under the Phoenix TBA. The Bonneville Entities acknowledge and agree that the Emmis Entities will not be deemed to be responsible for, or to have authorized or consented to, any action or failure to act on the part of any Bonneville Entity (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with the Phoenix TBA by reason of the fact that prior to the Closing the Emmis Entities will have the legal right to control, manage or supervise the operation of the Emmis Stations or the conduct of their business.

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